UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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DHI Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 17, 2021

Dear Fellow Stockholder,
I am pleased to invite you to our 2021 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Thursday, April 29, 2021, at 3:00 p.m., Mountain Time. This year’s Annual Meeting will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting www.meetingcenter.io/243092920 at the meeting date and time described in the accompanying proxy statement. The password for the meeting is DHX2021. There is no physical location for the annual meeting.
We have decided to hold our Annual Meeting virtually due to the continuing coronavirus pandemic (COVID-19); we are sensitive to the public health and travel concerns our stockholders may have and compliance with the protocols that federal, state, and local governments have imposed. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.
At the meeting, we will be electing one class of directors, considering the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, considering the approval, on an advisory basis, of the compensation of our named executive officers, and transacting such other business that may properly come before the Annual Meeting. The Board of Directors recommends a vote FOR (i) the election of our director nominees, (ii) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and (iii) the approval, on an advisory basis, of the compensation of our named executive officers.
You may vote your shares using the Internet or the telephone by following the instructions on the enclosed proxy. Of course, you may also vote by returning the enclosed proxy card.
Thank you very much for your support of DHI Group, Inc.
Sincerely,
Art Zeile
President and Chief Executive Officer

DHI GROUP, INC. 6465 South Greenwood Plaza, Suite 400 Centennial, Colorado 80111	March 17, 2021

NOTICE OF ANNUAL MEETING
DHI Group, Inc., a Delaware corporation (the “Company”), will hold its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) virtually at www.meetingcenter.io/243092920 on Thursday, April 29, 2021, at 3:00 p.m., Mountain Time, to:
1.Elect three Class II directors, for a term of three years, or until their successors are duly elected and qualified;
2.Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.Hold an advisory vote on the compensation of our named executive officers as described in the proxy statement; and
4.Transact any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record of DHI Group, Inc. (NYSE: DHX) as of the close of business on March 10, 2021, are entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of these stockholders will be available at the offices of the Company in Denver, Colorado.

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting, you are strongly encouraged to sign and date the enclosed proxy card and return it promptly, or submit your proxy by telephone or the Internet. Any stockholder of record who is virtually present at the Annual Meeting as a registered stockholder may vote virtually, thereby revoking any previous proxy.

Brian P. Campbell
Chief Legal Officer & Corporate Secretary

Proxy Statement	i

VIRTUAL MEETING INSTRUCTIONS
Q:    How can I attend the Annual Meeting?
A:    The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.
You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/243092920. You also will be able to vote your shares online by attending the Annual Meeting by webcast if you register with the control number provided in your voting materials.
To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or in the instructions that accompanied your proxy materials. The password for the meeting is DHX2021.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online meeting will begin promptly at 3:00 PM, Mountain Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.
Q:    How do I register to attend the Annual Meeting virtually on the Internet?
A:    If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.
To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your DHI Group, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Mountain Time, on April 20, 2021.
You will receive a confirmation of your registration by email after your registration materials are received.
Requests for registration should be directed to us at the following:
By email:
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail:
        Computershare
        DHI Group, Inc. Legal Proxy
        P.O. Box 43001
        Providence, RI 02940-3001

Q:    Why are you holding a virtual meeting instead of a physical meeting?
A:    We have decided to hold our Annual Meeting virtually due to the coronavirus pandemic (COVID-19); we are sensitive to the continuing public health and travel concerns our stockholders may have and compliance with the protocols that federal, state, and local governments have imposed. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Proxy Statement	ii

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders
to be Held on April 29, 2021
The proxy statement and Annual Report on Form 10-K are available at dhigroupinc.com/investors/default.aspx. The means to vote is available by Internet at www.investorvote.com/dhx or by calling 1-800-652-VOTE (8683).
Your Vote is Important
Please vote as promptly as possible
by using the Internet or telephone or
by signing, dating and returning the enclosed proxy card.
If you plan to attend the meeting, you must follow the instructions set forth in the Virtual Meeting Instructions section of this Proxy Statement.
Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to follow the instructions set forth in the Virtual Meeting Instructions section of this Proxy Statement, and may need to demonstrate proof of share ownership, such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership.
On the day of the Annual Meeting, each stockholder should follow the steps in the Virtual Meeting Instructions section of this Proxy Statement. The meeting will begin promptly at 3:00 p.m., Mountain Time. Recording devices and other electronic devices will not be permitted to be used during the Annual Meeting.

Proxy Statement	iii

Proxy Statement	iv

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be Held on April 29, 2021

PROXY STATEMENT SUMMARY
This summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are provided to help you find further information. For ease of reading, in these materials “DHI,” “we,” “us,” or the “Company” refers to DHI Group, Inc., “Board” refers to our Board of Directors, “CEO” refers to our Chief Executive Officer, and “NEOs” refers to our Named Executive Officers.
2021 Annual Meeting of Stockholders
    Date:        Thursday, April 29, 2021
    Time:        3:00 p.m., Mountain Time
    Place:        Virtually at www.meetingcenter.io/243092920
Eligibility to Vote
You may vote if you were a stockholder of record at the close of business on March 10, 2021.
How to Cast Your Vote
If you are eligible to vote, you can vote by:
Internet:    www.investorvote.com/dhx
Telephone:    1-800-652-VOTE (8683) (within USA, US territories and Canada on a touch tone phone)
The deadline for voting via the Internet or telephone is the earlier of (i) the end of the Annual Meeting or (ii) 4:00 P.M., Mountain Time, on April 29, 2021.
Mail:    If you received written material, complete, sign and return your Annual Meeting Proxy Card so that it is received by April 28, 2021.
Virtually:    You may vote your shares at the virtual Annual Meeting. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your DHI Group, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Mountain Time, on April 20, 2021.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), at:
Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022

Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833

Proxy Statement	1

Items for Vote (page 16)

	Board Vote Recommendation	Page Reference (for further detail)
1. Election of Directors	FOR EACH NOMINEE	16
2. Ratification of Selection of Independent Registered Public Accounting Firm	FOR	16
3. Advisory Vote with Respect to the Compensation of our Named Executive Officers	FOR	17

Board Nominees (page 7)

					Committee Membership
Name of Nominee	Age	Director Since	Positions with DHI	Independent	AC	CC	N&CG
Jim Friedlich	64	2015	Director	Yes		✓	✓
Elizabeth Salomon	57	2020	Director	Yes	✓
Kathleen Swann	58	2021	Director	Yes		✓	✓
AC - Audit Committee
CC - Human Capital and Compensation Committee
N&CG - Nominating and Corporate Governance Committee

Alignment with Stockholders:
We have implemented compensation practices that we believe align the interests of our executive officers with our stockholders by tying a significant portion of their compensation to the Company’s financial performance:

Pay for Performance and Variable Compensation
Our Human Capital and Compensation Committee engages Compensia, an independent compensation consultant with significant experience in our sector, to help assess our compensation arrangements.
We do not provide perquisites to our NEOs beyond those provided to all employees.
We have a policy under which tax gross-up provisions are no longer included in employment agreements with new employees or added to existing employment agreements with current employees that do not already contain a tax gross-up provision.

We have a long-term equity incentive program that features a performance-based component that we believe improves the alignment of our executive compensation with Company performance.
For 2020, approximately 76% of total compensation for our CEO and 50% of total compensation for our other NEOs was variable and dependent on performance.

Proxy Statement	2

We have implemented corporate governance practices that further align the interests of our executive officers with our stockholders and mitigate risk:

Corporate Governance
Seven of our eight directors that are expected to serve on the Board following the Annual Meeting are independent. The Board meets regularly in executive session without the CEO present.
The roles of the CEO and Chairman of the Board are separate.
Only independent directors serve as Board committee members.
We hold an annual “Say-on-Pay” advisory vote to solicit the views of our stockholders regarding NEO compensation.
Under our Securities Trading Policy, our directors, officers and employees and their related parties are prohibited from purchasing Company stock on margin, entering into short sales and buying or selling puts, calls, options or other derivatives in respect of securities of the Company.
The Company continually looks to refresh its Board. To that end, we added four new directors with significant operating and industry experience since 2019.
Inclusion and diversity remain key priorities for the Company. The diverse backgrounds, skills and experiences of executive officers and Board members is important to both our values and performance. We believe that a diverse Board, management team and workforce that is reflective of our diverse customer base will position us to better understand customers’ wants and needs, which we believe drives our ability to deliver superior customer value and successfully innovate. Diverse perspectives amongst our management team and Board allows them to evaluate issues through different experiences and perspectives and help guide the Company in a thoughtful way.

We require our directors and executive officers to hold shares of Company stock pursuant to our equity ownership guidelines.
We have a “claw-back” policy pursuant to which the Company may, under certain circumstances as specified in the policy, seek reimbursement of annual, performance-based cash and equity compensation made to covered officers.
Our by-laws provide that, in the case of uncontested director elections, a director must be elected by a majority of the votes cast with respect to the election of such director.
For additional information on our Executive Compensation, please see “Compensation Discussion and Analysis” starting on page 30.

Proxy Statement	3

2020 Executive Compensation — Pay-For-Performance (page 30)
Consistent with our pay-for-performance philosophy, the primary elements of compensation for our executives in 2020 included: base salary, annual performance-based cash bonus, and long-term equity incentives consisting of time-based restricted stock and performance-based restricted stock units (“PSUs”). Of these elements, base salary and benefits were fixed, with the remaining compensation elements dependent on both individual and/or Company performance.

CEO Total Compensation Mix

46%
54%
76%
24%
2019
2020
Fixed (Base Salary + Benefits)
Variable (Cash Bonus + Equity Incentive)

NEO's Total Compensation Mix (excluding CEO)

69%
51%
49%
31%
2019
2020
Fixed (Base Salary + Benefits)
Variable (Cash Bonus + Equity Incentive)

Note: 2019 CEO fixed compensation was higher than for 2020 because our CEO received an inducement grant of PSUs and RSUs upon joining the Company in 2018, received no equity grants in 2019, and received PSU and restricted stock grants in 2020.
Note: 2019 excludes severance payment of $238,376 made to Mr. Shepherd, former Chief Revenue Officer.
The compensation mix tables above are computed using the July 29, 2020 modification date fair value of PSUs and do not include any accounting charges related to the PSUs granted on February 3, 2020. See further discussion in Compensation Discussion and Analysis later in this document.
After review of the applicable performance metrics, our Human Capital and Compensation Committee (our “Compensation Committee”) determined that our NEO participants in our Senior Bonus Plan were entitled to receive 94% of their target bonus based on Revenue and Adjusted EBITDA performance in the Senior Bonus Plan. Although the Company achieved both the revenue and Adjusted EBITDA performance targets, the Compensation Committee awarded none of the 6% of the Senior Bonus Plan performance target that was discretionary. The Compensation Committee also determined that our NEOs were entitled to receive restricted stock and PSUs. See Compensation Discussion and Analysis—Elements of Executive Compensation and Grants of Plan-Based Awards for Fiscal Year 2020.
Compensation Policies
In connection with our ongoing review of corporate governance and compensation practices and policies, and taking into consideration best practices, our desire to mitigate risk for our stockholders and feedback received from our stockholders, as

Proxy Statement	4

described more fully below under Compensation Discussion and Analysis—Compensation and Corporate Governance Philosophy, our corporate governance practices include:
Equity Incentive Compensation. Our long-term equity incentives program consists of a combination of PSUs and restricted stock. Since 2018, our PSU program links targeted compensation to the achievement of Company bookings targets. We believe the combination of PSUs and restricted stock will further align the interests of our executive officers with our stockholders, as well as increase executive retention and motivation.
Equity Ownership Guidelines. To further align the interests of our executives and directors with those of our stockholders, our Board has adopted equity ownership guidelines for our executive officers and directors. These guidelines require these executive officers and directors to achieve target ownership levels under the terms of the guidelines, within the later of five years from March 3, 2015 or five years from the commencement by that person of a position set forth below:

Position	Multiple of Base Salary (as of December 31 of immediately preceding calendar year) or Retainer
Chief Executive Officer	3.0x base salary
Other Executive Officers	1.0x base salary
Members of our Board	3.0x retainer
Senior Bonus Plan. Our Senior Bonus Plan, available for NEOs and other senior executives designated by the Compensation Committee, is funded 60% according to the percentage of Revenue target achieved, with 10 percentage points of the revenue funding for 2020 based on the discretion of the Compensation Committee, and 40% according to the percentage of Adjusted EBITDA target achieved, which we believe aligns funding with our pay-for-performance philosophy. See “note regarding the use of non-GAAP financial measures” later in this document.
“Claw-back” Policy. Our Board has adopted a “claw-back” policy. Under, and subject to, our “claw-back” policy, the Company may generally seek reimbursement of annual, performance-based cash bonuses made to covered executives, including our NEOs, which were based on achieving certain financial results, if the covered officer intentionally and knowingly engaged in fraud or misconduct that caused the need for a substantial and material restatement of our financial results for the applicable period if a lower cash incentive payment would have been made to the covered officer based upon those restated financial results. More specifically, compensation subject to the “claw-back” policy is any cash incentive payments made within the three-year period preceding the accounting restatement.
INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement is furnished to the stockholders of record of DHI Group, Inc., a Delaware corporation, in connection with the solicitation by the Company’s Board of Directors of proxies for the 2021 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held virtually at www.meetingcenter.io/243092920 on Thursday, April 29, 2021, at 3:00 p.m., Mountain Time, and at any adjournments or postponements thereof, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. In this proxy statement, we refer to DHI Group, Inc. as the “Company,” “we” or “us.”
This proxy statement and accompanying proxy and voting instructions are first being mailed on or about March 17, 2021 to holders of the Company’s Common Stock, par value $0.01 (the “Common Stock”), entitled to vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the total number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of any business at the Annual Meeting. Each owner of record of the Common Stock on the record date is entitled to one vote for each share. At the close of business on March 10, 2021, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there were 52,337,342 shares of the Common Stock issued and outstanding, including 4,208,885 shares of unvested restricted Common Stock. The shares of Common Stock are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbol “DHX.”
At the Annual Meeting, director nominees up for election in Proposal 1 will each be elected by a majority of the votes cast in person or by proxy. The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (Proposal 2), and the advisory approval of executive compensation (Proposal 3).
Broker non-votes and abstentions are included in determining whether a quorum is present. Broker non-votes and abstentions are not deemed to be “votes cast” with respect to the election of directors. Broker non-votes and abstentions will have no legal effect on Proposals 1, and an abstention, but not a broker non-vote, will have the same legal effect as a vote “AGAINST” Proposals 2 and 3.

Proxy Statement	5

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Under NYSE rules, a proposal to approve the appointment of our independent registered public accounting firm is considered a discretionary item, which means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions.
All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote.
Stockholders will have the option to submit their proxies or voting instructions electronically through the Internet, by telephone or by using a traditional proxy card. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. The deadline for voting via the Internet or by telephone is 11:59 P.M., Mountain Time, on April 28, 2021. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the stockholder.
Any stockholder of record may revoke a proxy at any time before it is voted by filing with the Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or duly executed proxy, in either case dated later than the prior proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).
Any written notice of revocation or subsequent proxy should be delivered to DHI Group, Inc., 6465 Greenwood Plaza Blvd., Suite 400, Centennial, CO 80111 Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. Alternatively, to revoke a proxy previously submitted via the Internet or by telephone, a stockholder may simply submit a new proxy (including by means of the Internet or by telephone) at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.
We have retained Innisfree to perform proxy solicitation services for us, involving conducting a bank/broker search, distributing proxy solicitation materials to stockholders, providing information to stockholders from the materials, and soliciting proxies by mail, courier, telephone, facsimile and e-mail. In connection with its retention, Innisfree has agreed to provide consulting and analytic services upon request. We will pay a fee not to exceed $15,000 to Innisfree, plus out-of-pocket expenses for these services.
If you have any questions or require any assistance with voting your shares, please contact Innisfree at:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022

Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833

Proxy Statement	6

DIRECTORS AND CORPORATE GOVERNANCE
DHI believes that creating a culture that celebrates diversity and promotes inclusivity is critical to how it succeeds as an organization. The Company’s Diversity, Equality and Inclusion program is based on promoting a culture of inclusivity, and includes Allyship training and Unconscious Bias training for all employees and officers, including NEOs, which teaches team members how to better support each other, including marginalized groups. The internal policies of the Company encourage hiring diverse candidates and ensuring that all team members are treated fairly and equally, amongst other things.
DHI’s Board of Directors is an extension of this culture and similarly strives to foster inclusivity and diversity. Our Overall Board Diversity is below, which includes the diversity characteristics of race, gender and LGBTQ. Our directors’ diversity characteristics are described (to the extent self-identified) in their biographies below.
Board of Directors Information
The names of our Board of Directors, their positions, and biographies are set forth below. In evaluating nominees for the Board of Directors, the Nominating and Corporate Governance Committee considers the diversity of their professional and personal backgrounds and candidates who combine a broad spectrum of experience and expertise with a reputation for integrity. This assessment includes an individual’s independence, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board.

Proxy Statement	7

Scipio “Max” Carnecchia
Director Since: 2019	Industry Experience:
Class III Director	Technology/Software

Experience:	DHI Committees
Mitek Systems, Inc. (2018-present)	•Audit Committee
Chief Executive Officer & Director
Illuminate Education (2017-2018)	Other Directorships:
Co-founder and Chief Executive Officer	•Mitek Systems
BIOVIA (2014-2017)	•eMolecules, Inc.
Chief Executive Officer	•Unchained Labs
Accelrys, Inc. (2009-2014)
Chief Executive Officer

Jennifer Deason
Director Since: 2016	Industry Experience:
Class I Director	Software/Technology/Media

Experience:	DHI Committees
Flowcode (2019-present)	•Audit Committee
Chief Business Officer/Chief Financial Officer
Sotheby’s (2016-2018)	Other Directorships:
Executive Vice President, Head of Corporate	•Concentrix
Development and Strategy	•Margaux
The Weather Channel (2014-2016)	•MA Museum of Contemporary Art
Chief Financial Officer
Bain Capital (2008-2014)	Diversity Characteristics:
Executive Vice President	•Female

Jim Friedlich
Director Since: 2015	Industry Experience:
Class II Director	Media

Experience:	DHI Committees
Lenfest Institute of Journalism (2016-Present)	•Human Capital and Compensation Committee
Chief Executive Officer and Executive Director	•Nominating and Corporate Governance Committee
Empirical Media Advisors (2011-2014)	Other Directorships:
Chief Executive Officer	•Lenfest Institute for Journalism
ZelnickMedia (2001-2011)	•Auricle Corp. (WFMU)
Co-founder, General Partner (2001-2011)	•Bard Center for Civic Engagement
Wall Street Journal/Dow Jones & Co. (1985-2000)

Proxy Statement	8

Elizabeth Salomon
Director Since: 2020	Industry Experience:
Class II Director	Technology/Software

Experience:	DHI Committees
Xactly (2017-present)	•Audit Committee
Chief Financial Officer
Cherwell Software (2015-2017)	Other Directorships:
Chief Financial Officer	•Downtown Denver Partnership
Marshall & Swift/Boeckh (2013-2014)
Chief Financial Officer	Diversity Characteristics:
Ontario Systems (2009-2013)	•Female
Chief Financial Officer

Brian “Skip” Schipper
Director Since: 2014	Industry Experience:
Class III Director, Chairman of the Board	Human Capital/Software

Experience:	DHI Committees
Yext (2016-present)	•Nominating and Corporate Governance Committee
EVP & Chief People Officer
Twitter (2014-2016)	Other Directorships:
Head of Human Resources	•GuideSpark
Groupon (2011-2014)
Chief Human Resources Officer	Diversity Characteristics:
Cisco Systems (2006-2011)	•LGBTQ
Chief Human Resources Officer

Kate Swann
Director Since: 2021	Industry Experience:
Class II Director	Digital Marketing/Software

Experience:	DHI Committees
Purpose (2020-present)	•Human Capital and Compensation Committee
Chief Operating Officer
Blue State Digital (2013-2020)	•Nominating and Corporate Governance Committee
Chief Operating Officer
Frog Design (2005-2013)	Other Directorships:
Chief Operating Officer	•Graham Windham
Fry (2002-2005)	•Women’s Forum of New York
Managing Director
Diversity Characteristics:
•Female

Proxy Statement	9

David Windley
Director Since: 2019	Industry Experience:
Class III Director	Human Capital/Software

Experience:	DHI Committees
IQTalent Partners (2014-present)	•Human Capital and Compensation Committee
President
Fusion-io, Inc. (2013-2014)	Other Directorships:
Executive Vice President and Chief Human	•Tennant Company
Resources Officer	•SHRM
Yahoo! Inc. (2006-2012)
Executive Vice President and Chief Human	Other Positions:
Resources Officer	•Immediate Past Chair, Society of Human Resources Management
Microsoft Corporation (2003-2006)
General Manager, Human Resources	•Governance Fellow, National Association of Corporate Directors

Diversity Characteristics:
•African-American

Art Zeile
Director Since: 2018	Industry Experience:
Class I Director	Technology/Software

Experience:	DHI Committees
DHI Group, Inc. (2018-present)	•Not applicable
President and Chief Executive Officer
HOSTING (2008-2016)	Other Directorships:
Co-founder and Chief Executive Officer	•National Bank Holding Corporation
QTC Management Inc. (2006-2007)	•Element Critical
Chief Executive Officer
Inflow, Inc. (1997-2005)
Co-founder and Chief Executive Officer

Board Structure
Composition of our Board of Directors
Our Nominating and Corporate Governance Committee focuses on Board refreshment. The following directors have joined our Board since the beginning of 2014:

Proxy Statement	10

Name	Title	Company	Director Since
Brian “Skip” Schipper	EVP & Chief People Officer	Yext	February 2014
Jim Friedlich	Executive Director and CEO	The Lenfest Institute for Journalism	January 2015
Jennifer Deason	CFO and Chief Business Officer	Flowcode	July 2016
Art Zeile	President & CEO	DHI Group, Inc.	April 2018
Scipio “Max” Carnecchia	Chief Executive Officer and Board Member	Mitek Systems	February 2019
David Windley	President	IQTalent Partners	February 2019
Elizabeth Salomon	Chief Financial Officer	Xactly	December 2020
Kathleen Swann	Chief Operating Officer	Purpose	January 2021

The Board met twelve times during fiscal 2020. Each director attended at least 75% of all of the meetings of the Board and committees on which he or she served. Under the Company’s Corporate Governance Guidelines, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the stockholders of the Company and meetings of the Board and committees of which he or she is a member.
Our by-laws provide that our Board will consist of no less than five and no more than 20 persons. The exact number of members on our Board of Directors will be determined from time to time by resolution of a majority of our full Board.
Our Board is divided into three classes, with each class serving a three-year term and one class being elected at each year’s annual meeting of stockholders. As of the date of the Annual Meeting, (i) Mses. Salomon and Swann and Mr. Friedlich are currently serving as Class II directors with a term expiring at the 2021 Annual Meeting, (ii) Messrs. Carnecchia, Windley and Schipper are currently serving as Class III directors with a term expiring at the 2022 Annual Meeting, and (iii) Ms. Deason and Mr. Zeile are currently serving as Class I directors with a term expiring at the 2023 Annual Meeting.
Set forth below is information relating to the Company’s directors as of the date of this proxy statement, including the Class II Directors who are nominated for re-election at the Annual Meeting.

					Committee Membership
Name	Age	Director Since	Position	Standing for Election	AC	CC	N&CG
Art Zeile[1]	57	2018	President and Chief Executive Officer, Director
Brian “Skip” Schipper	60	2014	Director, Chairman				X
Jim Friedlich[2]	64	2015	Director	X		X	X
Jennifer Deason[3]	45	2016	Director		X
Scipio “Max” Carnecchia	58	2019	Director		X
David Windley	57	2019	Director			X
Elizabeth Salomon[4]	57	2020	Director	X	X
Kathleen Swann[5]	58	2021	Director	X		X	X
AC - Audit Committee
CC - Human Capital and Compensation Committee
N&CG - Nominating and Corporate Governance Committee
1.As previously disclosed and in connection with Ms. Swann’s appointment as a Class II Director, Mr. Zeile resigned from the Board as a Class II Director on January 27, 2021 and was immediately reappointed as a Class I Director, and will stand for re-election at the 2023 Annual Meeting. The resignation and reappointment of Mr. Zeile was effected solely to rebalance board classes in order to maintain the size of each class as nearly equal in number as possible in accordance with the Company's Amended and Restated Certificate of Incorporation. For all other purposes, Mr. Zeile’s service on the Board is deemed to have continued uninterrupted.
2.Mr. Friedlich is the Chairman of the Human Capital and Compensation Committee
3.Ms. Deason is the Chairperson of the Audit Committee
4.As previously disclosed, Ms. Salomon was appointed to the Board on December 15, 2020. Ms. Salomon was appointed as a Class I director solely to satisfy the requirements of the Company's Amended and Restated Certificate of Incorporation that the three

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Classes be as nearly equal in number as possible. On December 31, 2020, concurrent with the resignation of Ms. Sheikholeslami as a Class II Director, Ms. Salomon resigned as a Class I Director and was immediately reappointed as a Class II Director and will stand for re-election at the Annual Meeting.
5.As previously disclosed, Ms. Swann was appointed to the Board on January 27, 2021 as a Class II Director and will stand for re-election at the Annual Meeting.

Nominees for Election as Class II Directors - Term Expiring in 2024
Jim Friedlich has been a director since January 2015. Since September 2016, Mr. Friedlich has served as the Chief Executive Officer and Executive Director of The Lenfest Institute of Journalism. Mr. Friedlich co-founded Empirical Media Advisors, a leading media consulting firm, in 2011 and served as its Chief Executive Officer since 2014. In 2001, he co-founded the private equity firm of ZelnickMedia (now ZMC) and was a general partner there until 2011, specializing in equity-backed turnarounds and restructuring media companies. Earlier in his career, Mr. Friedlich served as VP of Business Development - Digital Publishing and Vice President of International Sales, Marketing and Business Development at Dow Jones & Company/The Wall Street Journal. Mr. Friedlich attended Dartmouth College, earned an MBA from the Stanford University School of Business and a B.A. from Wesleyan University. Mr. Friedlich brings insight to our Board based on his experience in the private equity field and his focus on digital media.
Ms. Salomon has been a Director since December 2020. She currently serves as the Chief Financial Officer at Xactly, the leader in revenue intelligence solutions, where she oversees finance, accounting, facilities and legal functions. From 2015 to 2017, Ms. Salomon served as Chief Financial Officer at Cherwell Software, a provider of IT management software, and led the company through an aggressive growth phase. From 2013 to 2014, she served as Chief Financial Officer at Marshall & Swift/Boeckh, a software, data and analytics company, and its holding company, Insight Information Group, through their sale to CoreLogic. From 2009 to 2013, Ms. Salomon served as Chief Financial Officer at Ontario Systems, an enterprise software company providing solutions around revenue recovery and accounts receivable management. Previously, Ms. Salomon has held senior finance positions at ChoicePoint (now LexisNexis) and Bank of America. Ms. Salomon has more than 30 years of experience leading financial teams at public and privately-held companies. As a seasoned finance executive, Ms. Salomon will help the guide the Company’s long-term growth plans and her financial experience was instrumental in her being selected to serve on the Audit Committee.
Ms. Swann has been a Director since January 2021. Since 2020, she has served as the Chief Operating Officer at Purpose, a social impact digital agency, recently acquired by Capgemini. At Purpose, Ms. Swann develops growth strategies and business planning to ensure the company maximizes its resources and mobilizes talent for the greatest impact to its community and partners. Prior to joining Purpose, she served as Chief Operating Officer at Blue State Digital, a tech and creative agency that works with mission-driven organizations to build and mobilize communities, best known for its work with the Obama administration. Earlier in her career, Ms. Swann was the Chief Operating Officer at Frog Design and served in the managing director role at Fry, an e-commerce consulting firm, and Organic, a digital marketing agency. Ms. Swann earned a Bachelor of Arts from Evergreen State College and has a Master’s degree in Performance Studies from New York University. Ms. Swann also serves as a board member at Graham Windham, as well as the Women’s Forum of New York. Ms. Swann has extensive experience managing at growth stage consulting companies and digital agencies. Her expertise in digital marketing and technology provide the Board with valuable insight as the Company continues to execute on its strategy to deliver innovative products and provide best-in-class services to its customers and candidates.

Class I Directors - Term Expiring in 2023
Art Zeile was appointed as the President and Chief Executive Officer of the Company effective as of April 10, 2018. Mr. Zeile was also appointed as a Class II director of the Company. In 2008, Mr. Zeile co-founded HOSTING, a cloud computing services company, and served as its Chief Executive Officer from 2008 until 2016. At HOSTING, Mr. Zeile formulated a strategy for a rollup of cloud services companies in the U.S. and focused on managing security and compliance for mission critical web applications. Prior to HOSTING, Mr. Zeile served as CEO of QTC Management Inc., a healthcare technology company, from 2006 to 2007. Prior to that, Mr. Zeile co-founded Inflow Inc., a public data center company, and served as its CEO from 1997 until 2005. Mr. Zeile also previously served in the United States Air Force from 1986 until 1993. Since 2016, Mr. Zeile has served on the board of directors of National Bank Holding Corporation, a NYSE listed company, and is a member of its Audit and Nominating & Governance Committees. Mr. Zeile earned a bachelor’s degree in Astronautical Engineering from the U.S. Air Force Academy and a master’s degree in public policy from Harvard University. Mr. Zeile was appointed to serve on the Board of Directors because his day to day leadership as our President and Chief Executive Officer provides him with intimate knowledge of the Company’s business, business strategy and its industry.
Jennifer Deason has been a director since July 2016. Ms. Deason currently serves as CFO and Chief Business Officer for Flowcode, a leader in creating technology-enabled systems connecting consumers to brands. From 2016 to 2018, Ms. Deason

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served as Executive Vice President, Head of Corporate Development and Strategy with Sotheby’s. She served as Chief Financial Officer at the Weather Channel from 2014 to 2016, where she worked to reposition the organization from a more traditional TV media company towards a data-focused, mobile-first advertising platform, prior to the sale of the digital and B2B businesses to IBM. She was with Bain Capital from 2008 to 2014, where she served as an Executive Vice President and partnered with CEOs and other senior level executives to improve company performance and drive transformations through strategic initiatives and performance management. While at Bain, Ms. Deason served in several interim operating roles such as President, Chief Marketing Officer and Chief Financial Officer and was a board member of several portfolio companies. Ms. Deason holds an MBA from Stanford University and a B.A. from Yale University, and is closely involved in both schools. She is on the Board of Trustees at the Massachusetts Museum of Contemporary Art, serves on the board of directors and audit committee for Concentrix, and serves as a director for Margaux New York LLC. Ms. Deason’s significant experience in financial and other operating roles, as well as her experience in the private equity field, provide helpful perspective to our Board. The Board has also considered Ms. Deason’s prior financial experience, including her work as a Chief Financial Officer, which was instrumental in her being selected to serve as Chairperson of the Audit Committee.
Class III Directors - Term Expiring in 2022
Brian “Skip” Schipper has been a director since February 2014, and Chairman of the Board since May 2019. Since May 2016, Mr. Schipper has served as the Chief People Officer for Yext, Inc. From January 2014 to March 2016, Mr. Schipper led Human Resources at Twitter. Prior to joining Twitter, Mr. Schipper was the Chief Human Resources Officer at Groupon from June 2011 to January 2014, where he oversaw the HR and administrative organization globally and was integral in building the infrastructure to support its global expansion efforts. Mr. Schipper was the Chief Human Resources Officer at Cisco Systems from October 2006 to June 2011. He has held executive level human resources and administrative roles at Microsoft, DoubleClick, Pepsico, Compaq and Harris Corporation. Mr. Schipper holds an MBA from Michigan State University and a B.A. from Hope College. Mr. Schipper’s extensive industry experience and his human resources expertise is a great combination to help our Board guide our strategy.
    Scipio “Max” Carnecchia has been a director since February 2019. Mr. Carnecchia has served as the Chief Executive Officer and as a director of Mitek Systems, Inc. since November 2018. From October 2017 until July 2018, Mr. Carnecchia served as the Chief Executive Officer and board member of Illuminate Education, Inc., the market-leading Software as a Services education platform. Prior to Illuminate, Mr. Carnecchia was the President and Chief Executive Officer of Accelrys, Inc. and has also served on the Accelrys Board from 2009 until its acquisition in 2014. After the acquisition, Mr. Carnecchia continued to service as Chief Executive Officer of that business, which was renamed BIOVIA. Mr. Carnecchia previously served as President of Interwoven, Inc., a content management software company, which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation, a software product development company, from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation, a provider of data integration toolkits for systems integrators and IT organizations, from September 1996 to February 2000. Mr. Carnecchia has demonstrated significant leadership skills in his CEO roles at Accelrys, BIOVIA and Illuminate Education, Inc. and as Vice President of Xoriant and SmartDB and brings more than two decades of high technology experience to his position on the Board. During the past six (6) years, Mr. Carnecchia has served as a member of the boards of directors of: Guidance Software, Inc.; Agilysys, Inc.; and Accelrys, Inc. Mr. Carnecchia holds a Bachelor of Engineering in Electrical Engineering from The Stevens Institute of Technology. Mr. Carnecchia’s wealth of experience in the operational, sales, and technology industries, as well as his background as an operating executive and board member of publicly held companies, provide helpful and unique expertise to the Company.
David Windley has been a director since February 2019. Mr. Windley currently serves as President for IQTalent Partners, a professional services firm focused on talent acquisition. Prior to IQTalent Partners, Mr. Windley served as Executive Vice President, Chief Human Resources Officer, for Fusion-io, Inc., a computer hardware and software systems company, from October 2013 to August 2014. From December 2006 to September 2012, Mr. Windley served as Executive Vice President, Chief Human Resources Officer, for Yahoo! Inc. Prior to Yahoo!, Mr. Windley served as General Manager, Human Resources, for Microsoft Corporation from December 2003 to December 2006 and as Vice President Human Resources, Business Units, for Intuit Inc. from December 2001 to December 2003. Mr. Windley held various positions with Silicon Graphics, Inc. from 1991 to 2001, culminating in Vice President, Human Resources. Mr. Windley also serves as the Chairperson of the Human Capital and Compensation Committee, on the board of directors at Tennant Company, and in the past has served as a board chair for the Society of Human Resources Management (SHRM), the largest membership organization for human resources professionals. Mr. Windley holds a Master’s of Business Administration degree from San Francisco State University and a bachelor’s of science degree from San Diego State University. Mr. Windley’s extensive human resources experience in a variety of industries provide him with intimate knowledge of the Company’s business, which helps our Board guide our strategy.

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Director Independence
We have determined that Mses. Deason, Salomon and Swann, and Messrs. Schipper, Friedlich, Carnecchia and Windley are independent as such term is defined by the applicable rules and regulations of the NYSE for purposes of serving on our Board. Additionally, each of these directors meets the categorical standards for independence established by our Board, as set forth in our Corporate Governance Guidelines, which are posted on our website.
Board Leadership Structure
Mr. Zeile became President and Chief Executive Officer and a director of the Company on April 10, 2018 and Mr. Schipper became Chairman of the Board in May 2019 Annual Meeting. The Board has determined that having an independent director serve as Chairman is in the best interest of the Company’s stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on strategic matters and the management of the Company’s day-to-day operations.
We have independent Board members who bring experience, oversight and expertise from outside the Company and our industry. The Board meets as necessary in executive sessions of the non-management directors.
Corporate Governance
Required Certifications
The Company has filed with the Securities and Exchange Commission (the “Commission”), as exhibits to its Annual Report on Form 10-K, the certifications required by its Chief Executive Officer and Chief Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002. The Company has also timely submitted to the NYSE the Section 303A Annual CEO Certification for 2020, and such certification was submitted without any qualifications.
Committees of the Board
Our Board has a standing Audit Committee, Human Capital Management and Compensation Committee and Nominating and Corporate Governance Committee. The following is a brief description of these committees.
Audit Committee
The current members of the Audit Committee are:
Jennifer Deason (Chairperson)
Scipio (Max) Carnecchia
Elizabeth Salomon

The Audit Committee met seven times during fiscal 2020. Our Audit Committee assists the Board in monitoring the audit of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function and independent registered public accounting firm, our oversight of Company risk, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also reviews and approves related-party transactions as required by the rules of the NYSE. The authority and responsibility of the Audit Committee is further set forth in its charter, which is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
Mses. Deason and Salomon and Mr. Carnecchia each qualify as an “audit committee financial expert” under the rules of the Commission implementing Section 407 of the Sarbanes-Oxley Act of 2002. Mses. Deason and Salomon and Mr. Carnecchia meet the independence and the experience requirements of the NYSE and the federal securities laws.
Audit Committee Report
The charter of the Audit Committee, which is available under the Investors section of our website, specifies that the purpose of the Audit Committee is to assist the Board in its oversight of:
•the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others;

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•the Company’s compliance with legal and regulatory requirements;
•the Company’s independent registered public accounting firm’s qualifications and independence;
•the audit of the Company’s financial statements; and
•the performance of the Company’s internal audit function and independent registered public accounting firm, and such other matters as shall be mandated under applicable laws, rules and regulations as well as listing standards of the NYSE.
In carrying out these responsibilities, the Audit Committee, among other things:
•monitors preparation of quarterly and annual financial reports by the Company’s management;
•supervises the relationship between the Company and its independent registered public accounting firm, including having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm; and
•oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interest and review of the Company’s internal auditing program.

The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the Company’s independent registered public accounting firm, the Company’s internal auditor, the Company’s Chief Financial Officer and the Company’s General Counsel.
The Audit Committee periodically reviews the performance of the Company’s independent registered public accounting firm to determine if the current firm should be retained.
Management is responsible for the Company’s financial reporting process, including the Company’s internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review this process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management and the independent registered public accounting firm.
As part of its oversight of the preparation of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During fiscal 2020, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by Auditing Standards No. 1301 - Communications with Audit Committees. The Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letters from Deloitte & Touche LLP to the Audit Committee required by applicable requirements of the Public Company Accounting Oversight Board.
In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
Taking all of these reviews and discussions into account, the undersigned Audit Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Commission.
The members of the Audit Committee submitting this report include:
Jennifer Deason (Chairperson)
Scipio (Max) Carnecchia
Elizabeth Salomon

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Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are:
Brian (Skip) Schipper (Chairman)
Jim Friedlich
Kathleen Swann

The Nominating and Corporate Governance Committee met four times in 2020. The Nominating and Corporate Governance Committee selects, or recommends that the Board select, candidates for election to our Board, develops and recommends to the Board corporate governance guidelines that are applicable to us and oversees director and management evaluations. The Nominating and Corporate Governance Committee is charged with setting the agenda for each Board meeting. The Nominating and Corporate Governance Committee also is responsible for working with the CEO to coordinate succession planning for key management positions at the Company, including the CEO position. The authority and responsibility of the Nominating and Corporate Governance Committee is further set forth in its charter, which is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
With respect to director nominees, the Nominating and Corporate Governance Committee (i) identifies individuals qualified to become members of the Board (consistent with criteria approved by the Board), (ii) reviews the qualifications of any such person submitted to be considered as a member of the Board by any stockholder or otherwise, (iii) conducts background checks of individuals the Nominating and Corporate Governance Committee intends to recommend to the Board as director nominees, and (iv) selects, or recommends that the Board select, the director nominees for the next annual meeting of stockholders or to fill in vacancies on the Board. The Nominating and Corporate Governance Committee considers stockholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in the Company’s by-laws. In identifying and reviewing qualifications of candidates for membership on the Board, the Nominating and Corporate Governance Committee evaluates all factors which it deems appropriate, including the requirements of the Company’s Corporate Governance Guidelines and the other criteria approved by the Board.
Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will seek members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The assessment of candidates for the Board includes an individual’s independence, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. Further, the Committee considers the diversity of members’ professional and personal backgrounds, and will seek those who combine a broad spectrum of experience and expertise with a reputation for integrity. The Nominating and Corporate Governance Committee assesses the effectiveness of its diversity policy set forth in the Corporate Governance Guidelines annually in connection with the nomination of directors for election at the annual meeting of stockholders.
Our Corporate Governance Guidelines provide that no person will be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Corporate Governance Committee has recommended to the Board, and the Board has voted, on an annual basis, to waive, or continue to waive, the retirement age of such person as a director as a result of the Committee’s and the Board’s affirmative determination that he or she provides an important and distinctive value in his or her role as a director. The composition of the current Board reflects diversity in business and professional experience, skills, gender, and age.
The Nominating and Corporate Governance Committee focuses on Board refreshment. Since 2014, the Board has identified and retained new Board members who enhance the composition of the Board, as follows: Mr. Schipper joined the Board in February 2014, Mr. Friedlich joined the Board in January 2015, Ms. Deason joined the Board in July 2016, Messrs. Carnecchia and Windley joined the Board in February 2019, Ms. Salomon joined the Board in December 2020, and Ms. Swann joined the Board in January 2021.
Human Capital and Compensation Committee
The current members of the Human Capital and Compensation Committee are:
David Windley (Chairman)
Jim Friedlich
Kathleen Swann

The Compensation Committee met six times in 2020. The Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee also administers the issuance of awards under our equity incentive plans. The authority and responsibility of the Compensation Committee is further set forth in its charter, which is available under the Investors section of our website and in print to any stockholder who requests a copy from

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the Corporate Secretary. For further information on the Compensation Committee’s engagement of a compensation consultant and the role of our executive officers in determining or recommending the amount or form of executive and director compensation, please see the “Compensation Discussion & Analysis—Benchmarking” and “Compensation Discussion & Analysis—Management’s Role in the Compensation-Setting Process” sections below.
Compensation Risks
The Compensation Committee has reviewed the Company’s compensation policies and practices for all employees, including our executive officers, as they relate to risk management practices and risk-taking incentives and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee considers that our compensation programs incorporate several features which promote the creation of long-term value and reduce the likelihood of excessive risk-taking by our employees. These features include: (i) a balanced mix of cash and equity, annual and longer-term incentives, and types of performance metrics, (ii) the ability of the Compensation Committee to exercise negative discretion over all incentive program payouts, (iii) performance targets for incentive compensation that include both objective Company performance targets (such as Revenue and EBITDA targets) and individual performance goals, (iv) time-based vesting of equity awards that encourages long-term retention, (v) a claw-back policy, (vi) a bonus plan for the majority of non-executive employees that is capped at an amount equal to a small percentage of each employee’s annual base salary, and (vii) internal controls on commissions paid to employees in the sales division.
It is also our policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.
Compensation Committee lnterlocks and Insider Participation
None of the members of the Compensation Committee have ever served as an officer or employee of the Company. During 2020, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board or our Compensation Committee.
Corporate Governance Guidelines and Code of Conduct and Ethics
The Board has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, stock ownership by directors and compensation of directors, management succession and review, Board committees and selection of new directors. A copy of the Company’s Corporate Governance Guidelines is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
The Company has also adopted a Code of Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. A copy of the Company’s Code of Conduct and Ethics is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary. If the Company amends or waives the Code of Conduct and Ethics with respect to the directors, Chief Executive Officer, Chief Financial Officer or principal accounting officer, it will post the amendment or waiver at the same location on its website.
Risk Management
The Board has an active role in overseeing the Company’s risk management. The Board regularly reviews information presented by management regarding the Company’s business and operational risks, including relating to security, privacy, credit and liquidity. The Board committees also play an active role in managing the Company’s risk. The Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor, control and manage such exposures. The Audit Committee reviews and discusses at least annually the Company’s code of ethics and procedures in place to enforce the code of ethics and, if there were any amendment or waiver requests relating to the Company’s code of ethics for the chief executive officer or senior financial officers, would review and make a determination on such requests. In addition, the Audit Committee reviews related party transactions and potential conflicts of interest related thereto. The Compensation Committee reviews the Company’s overall compensation program and its effectiveness at linking executive pay to performance and aligning the interests of our executives and our stockholders. The Nominating and Corporate Governance Committee manages risks associated with director independence. While each

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committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Hedging Transactions in Company Securities

    Because the Company believes it is improper and inappropriate for any person to engage in short-term or speculative transactions involving the Company’s securities, it is the policy of the Company that directors, officers, and employees of the Company, and their related parties (“Affected Persons”), are prohibited from engaging in any of the following activities with respect to securities of the Company:
1. Purchases of stock of the Company on margin. An Affected Person may pledge Company securities as security for margin accounts.

2. Short sales (i.e., an Affected Person selling stock they do not own and borrowing the shares to make delivery).

3. Buying or selling puts, calls, options, or other derivatives in respect of securities of the Company.

Although the Company discourages speculative hedging transactions, the Company does permit long-term hedging transactions that are designed to protect an Affected Person’s investment in Company securities (i.e., the hedge must be for at least six months and relate to stock or options held by the Affected Person). If an Affected Person wishes to engage in any such transaction, the Affected Person must pre-clear it in accordance with the Company’s pre-clearance procedures.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company has adopted a written Related Person Transaction Policy (the “Policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the Policy, our Audit Committee has overall responsibility for the implementation and compliance with this Policy.
For the purposes of the Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our Board of Directors or Compensation Committee.
Our Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Policy, our Audit Committee may only approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our Policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
Our Policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will also make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The table below sets forth, as of March 10, 2021, information with respect to the beneficial ownership of our Common Stock by:
•each of our directors and each of the executive officers named in the Summary Compensation Table under “Executive Compensation”;
•each person or group who is known to be the beneficial owner of more than 5% of any class or series of our capital stock; and
•all of our directors and executive officers as a group.

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The amounts and percentages of Common Stock beneficially owned are reported on the basis of the regulations of the Commission governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owners	Outright Ownership	Unvested Restricted Shares	Total Number of Shares	Percentage of Class
5% Stockholders
Nantahala Capital Management, LLC(1)	4,837,713	—	4,837,713	9.2%
Archon Capital Management LLC(2)	3,774,075	—	3,774,075	7.2%
Dimensional Fund Advisors LP(3)	3,789,227	—	3,789,227	7.2%
Blackrock, Inc.(4)	3,333,071	—	3,333,071	6.4%
Renaissance Technologies LLC(5)	3,162,950	—	3,162,950	6.0%

Directors and Named Executive Officers
Art Zeile(6)(7)	995,276	1,199,506	2,194,782	4.2%
Kevin Bostick(6)(8)	17,775	140,030	157,805	*
Chris Henderson(6)(9)	179,944	240,557	420,501	*
Brian Campbell(6)(10)	238,589	173,601	412,190	*
Christian Dwyer(6)(11)	104,209	159,696	263,905	*
Brian “Skip” Schipper(6)	176,450	46,000	222,450	*
Scipio “Max” Carnecchia(6)	157,227	46,000	203,227	*
Jim Friedlich(6)	165,450	46,000	211,450	*
Jennifer Deason(6)	147,450	46,000	193,450	*
David Windley(6)	40,520	46,000	86,520	*
Elizabeth Salomon(6)	—	19,550	19,550	*
Kate Swann(6)	—	11,223	11,223	*
All current directors and executive officers as a group (16 persons)	2,602,793	2,793,208	5,396,001	10.3%

*	Less than 1%

(1)Based solely on a Schedule 13G filed with the SEC on February 12, 2021. Nantahala on behalf of Nantahala Capital Management, LLC, Wilmot B. Harkey and Daniel Mack (collectively, “Nantahala”) is the beneficial owner of 4,837,713 shares of the Common Stock. The business address for Nantahala is 130 Main St 2nd Floor, New Canaan, CT 06840.
(2)Based solely on a Schedule 13G filed with the SEC on February 16, 2021. Archon on behalf of Archon Capital Management LLC , Constantinos Christofilis (collectively, “Archon”) is the beneficial owner of 3,774,075 shares of the Common Stock. The business address for Archon is 1100 19th Avenue E, Seattle, WA 98112.
(3)Based solely on a Schedule 13G filed with the SEC on February 16, 2021. Dimensional Fund Advisors LP (“Dimensional”) is the beneficial owner of 3,789,227 shares of the Common Stock. The business address for Dimensional is Building One, 6300 Bee Cave Rode, Austin, TX 78746. Dimensional serves as investment manager or sub-adviser to certain other commingled funds, group trust and separate accounts (“Funds”). All securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(4)Based solely on a Schedule 13G filed with the SEC on January 29, 2021. BlackRock, Inc. is the beneficial owner of 3,333,071 shares of the Common Stock. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055
(5)Based solely on a Schedule 13G filed with the SEC on February 11, 2021. Renaissance Technologies LLC is the beneficial owner of 3,162,950 shares of the Common Stock. The business address for Renaissance Technologies LLC is 800 Third Avenue, New York, NY, 10022.
(6)Such person’s business address is c/o DHI Group, Inc., 6465 South Greenwood Plaza, Suite 400, Centennial, Colorado 80111
(7)The total amount excludes shares underlying 300,000 unvested PSUs. Unvested PSUs of 300,000 were granted on 1/26/2021.
(8)The total amount excludes shares underlying 80,000 unvested PSUs. Unvested PSUs of 80,000 were granted on 1/26/2021.

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(9)The total amount excludes shares underlying 100,000 unvested PSUs. Unvested PSUs of 100,000 were granted on 1/26/2021.
(10)The total amount excludes shares underlying 50,000 unvested PSUs. Unvested PSUs of 50,000 were granted on 1/26/2021.
(11)The total amount excludes shares underlying 50,000 unvested PSUs. Unvested PSUs of 50,000 were granted on 1/26/2021.

Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth information required by this item as of December 31, 2020 regarding compensation plans under which the Company’s equity securities are authorized for issuance:

	(a)		(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by security holders	1,231,900	(1)	$7.40	5,345,414
Equity compensation plans not approved by security holders	181,905	(2)	n/a	n/a
Total	1,413,805		$7.40	5,345,414
(1)Represents 110,000 options to be issued and 1,121,900 performance-based restricted stock units (shown at the actual performance level), granted under the 2012 Equity Plan.
(2)Represents inducement award of performance-based restricted stock units (shown at the actual performance level) that was not covered under the 2012 Equity Plan.
(3)Performance-based restricted stock units do not have an exercise price and so they are not included in the calculation of the weighted average exercise price.
Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Commission and written representations that no other reports were required, we believe that all of our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied during fiscal year 2020 with the reporting requirements of Section 16(a) of the Exchange Act.

ITEMS TO BE VOTED ON
Proposal 1: Election of Directors
The current term of office of the Company’s Class II Directors expires at the 2021 Annual Meeting. The Board proposes that the following nominees, each of whom are currently serving as directors, be elected for a new term of three years or until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. See “Directors and Corporate Governance—Board Structure—Composition of our Board of Directors,” for a full biography of each nominee.

Jim Friedlich
Elizabeth Salomon
Kathleen Swann
Directors are elected by a majority of the votes cast with respect to a director nominee. For more information regarding voting in director elections, see the sections of the proxy statement entitled “Proxy Statement Summary” and “Information Concerning Solicitation and Voting.”
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED BY THE BOARD TO SERVE AS DIRECTOR.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

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The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP in fiscal 2020 are described below under “Principal Accounting Fees and Services.”
Deloitte & Touche LLP, an independent registered public accounting firm, has served as the Company’s auditors since the Company’s incorporation in 2005. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.
Stockholder approval is not required for the selection of Deloitte & Touche LLP since the Audit Committee has the responsibility for the selection of auditors. However, the selection is being submitted for approval at the Annual Meeting. In the event the stockholders do not ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal 2021, the selection will be reconsidered by the Audit Committee and the Board. Even if the selection of Deloitte & Touche LLP is ratified by our stockholders, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of a majority in voting power of shares of Common Stock present in person or represented by proxy and entitled to vote is needed to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021.

Policy for Approval of Audit and Permitted Non-Audit Services
The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee has the sole authority to review in advance and grant pre-approvals of (i) all auditing services to be provided by the Company’s independent registered public accounting firm and (ii) all non-audit services to be provided by such firm. The Audit Committee also has the authority to approve all fees and other terms of engagement and the ability to set a cap on fees for the requisite period. The Audit Committee may delegate its authority to pre-approve services to a designated member of the Audit Committee, so long as the decisions made by such member are ratified by the Audit Committee at a subsequent meeting. Under the policy, the Audit Committee has generally pre-approved the provision by the Company’s independent registered public accounting firm of specific audit, audit related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.
Principal Accounting Fees and Services
The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) conducted the 2020 and 2019 audits of the Company’s financial statements. Fees billed by the Deloitte Entities to the Company for services provided during the 2020 and 2019 fiscal years were as follows:

	Fiscal 2020	Fiscal 2019
Audit fees(1)	$602,500	$587,200
Audit-related fees	—	—
Tax fees	—	—
All Other fees	—	—
Total fees for services provided	$602,500	$587,200

(1)Audit fees are fees billed by the Deloitte Entities for professional services for the audit of the Company’s annual financial statements and the audit of internal control over financial reporting. Audit fees also include fees billed for professional services for the review of financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the Deloitte Entities in connection with statutory and regulatory filings or engagements.
Proposal 3: Advisory Vote with Respect to the Compensation of our Named Executive Officers

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We are committed to strong corporate governance. As part of this commitment, we provide our stockholders with the opportunity to cast an annual “Say-on-Pay” advisory vote on our named executive officer (“NEO”) compensation. In compliance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are submitting to our stockholders for approval a non-binding resolution to ratify NEO compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement.
We believe that both we and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This proposal gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s named executive officer compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in the Proxy Statement for this meeting.”

In considering your vote, you are encouraged to read “Executive Compensation,” the accompanying compensation tables, and the related narrative disclosure. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.
Other Matters
As of the mailing date of this proxy statement, the Board is not aware of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly be presented at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of our executive compensation programs and policies and discusses the principles and objectives of our decisions with respect to 2020 compensation for our named executive officers (“NEOs”).
In fiscal year 2020, our NEOs were:

Name	Title
Art Zeile	President & Chief Executive Officer
Kevin Bostick	Chief Financial Officer
Chris Henderson	Chief Operating Officer
Brian Campbell	Chief Legal Officer
Christian Dwyer	Chief Product Officer

NOTE REGARDING THE USE OF NON-GAAP FINANCIAL MEASURES
This Compensation Discussion and Analysis contains the use of adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, severance and retention costs, and other non-recurring income or expense (“Adjusted EBITDA”) and Adjusted EBITDA Margin. These financial measures are not prepared in accordance with, nor are they an alternative for, generally accepted accounting principles in the United States (“U.S. GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. The Company has provided the required reconciliations to the most

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comparable U.S. GAAP measures and other required information regarding these measures on pages 50-53 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 10, 2021.

Executive Summary of Our 2020 Executive Compensation Program
Our executive compensation program is administered by our Compensation Committee, which consists of three independent directors. The Compensation Committee is advised by an independent compensation consultant, as described more fully below. Our primary objectives with respect to executive compensation are to:
•mitigate risk and align the interests of our executive officers with the creation of value for our stockholders;
•provide competitive compensation to attract, retain, motivate and reward highly qualified executive officers;
•create a pay-for-performance culture such that a significant portion of each executive officer’s compensation is contingent on individual and Company performance; and
•ensure a reasonable overall cost of our executive compensation program.
The three primary elements of our 2020 executive compensation program are: (1) base salary, (2) annual performance-based cash bonus and (3) long-term equity incentives.
With respect to equity compensation, in 2020 our NEOs, excluding the CFO, received grants with a mix of 50% PSUs and 50% restricted stock. We believe this combination of PSUs and RSUs will further align the interests of our executive officers with our stockholders, as well as increase executive retention and motivation.
In the beginning of 2020, the Compensation Committee approved the overall design of the 2020 Senior Bonus and PSU Plans, including the establishment of targets. Subsequent to establishing the targets for the PSU and Senior Bonus Plans, the spread of COVID-19 created a worldwide pandemic which significantly impacted the Company’s projected financial results for fiscal year 2020. As a result, the Company revised its operating plan to account for the likely potential impact of the pandemic on the business and the Board approved the revised plan in April 2020. In July 2020, the Board confirmed the revised plan and the Compensation Committee approved the application of the revised plan’s bookings and revenue targets to the Senior Bonus and PSU Plans. The revised operating plan included lower projections for bookings, revenues, and adjusted EBITDA. The modifications to the Senior Bonus and PSU Plans also included the removal of achievement potential over 100%. The Company also modified the Adjusted EBITDA target for the Senior Bonus Plan from a specific dollar threshold to a margin target.
Business Summary

DHI's primary goals for 2020 were to invest in and to deliver even greater value to both clients and candidates of its three brands, Dice, ClearanceJobs, and eFinancialCareers, including marketplace capabilities and other innovative services to help employers build their tech workforce and technologists to manage their careers, amidst uncertainty and remote work. The Company also invested significantly in improving its sales and marketing capabilities to drive future growth, while maintaining EBITDA margins. Key results include:
•Deliver Innovative Career Marketplace Features: ClearanceJobs, Dice and eFinancialCareers advanced career marketplace capabilities in 2020 with a number of products which create greater transparency, personalization and robust communication tools recruiters and candidates alike.
•Strengthen Go-To Market Capabilities: DHI transformed its sales function under new leadership with expansions of sales teams, account management (customer success), sales operations, and sales enablement. Specifically, the Company added 20 sales reps focusing on Dice staffing, recruiting and consulting accounts as well as commercial accounts, and ClearanceJobs. Dice further cemented its position as a trusted market leader through stronger communication of new products including public relations, collateral for sales and enhanced digital marketing initiatives. The result was over 10% year-over-year increase in candidate visible profiles, demonstrating greater trust in the platform and more than 45% growth in applications, delivering more relevant candidates for employers to grow their tech workforces.
•Pivot to Growth: ClearanceJobs began selling directly to the federal government in addition to the government contractors that make up its historical customer base and in the process, added a potentially significant new market and growth vehicle. Despite overall uncertainty in markets for the majority of 2020, Dice exceeded bookings targets in the fourth quarter, indicating a pivot toward growth for 2021. The Company maintained strong Adjusted EBITDA margins

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of 22% while continuing to make strategic investments to maximize growth opportunities.
The following table illustrates the Company’s Revenue and Adjusted EBITDA performance during the year ended December 31, 2020 relative to the same period of 2019. Revenues in 2020 decreased 8.4% year over year primarily driven by the impacts of COVID-19. Adjusted EBITDA in 2020 decreased 14.2% from the prior year and Adjusted EBITDA Margin remained near the 2019 level at 22%.

	2020	2019	Change %
	($ in thousands)
Revenues	$136,878	$149,370	(8.4)%
Adjusted EBITDA	$29,924	$34,859	(14.2)%
Adjusted EBITDA Margin	22%	23%

Compensation and Corporate Governance Philosophy
Our compensation philosophy and practices are integral to our objective of being an employer of choice, with competitive pay and benefits. We operate with a pay-for-performance philosophy. Because senior executives have the ability to directly influence our overall performance, a significant portion of their target compensation is variable at-risk pay tied to financial performance, corporate objectives and stock price performance in the form of annual cash and long-term equity incentive awards.
We aim to establish compensation plans that align the performance of our executive officers with our business plan and strategic objectives and promote the interests of stockholders by focusing management on achieving strong short-term (annual) performance in a manner that supports and ensures our long-term success and profitability.
Finally, it is a key objective to ensure that compensation provided to executive officers remains reasonable and responsible, yet competitive, relative to the compensation paid to similarity situated executives at comparable companies. It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, our executive compensation programs are intended to be consistent with our focus on controlling costs.
Long-Term Equity Incentive Program. Our long-term equity incentives program consists of a combination of PSUs and restricted stock. In 2020, we granted a mix of PSUs and restricted stock to our NEOs, other than the CFO who received no restricted stock in 2020. The CFO’s 2019 compensation included new hire equity awards pursuant to his employment agreement consisting of 44,250 PSUs and 44,250 restricted shares. Further pursuant to his employment agreement, the CFO received 14,408 PSUs in 2020 because the 2019 PSU Plan did not reach 100% achievement. We believe the mix of 50% PSUs and 50% restricted stock will improve our long-term equity incentive compensation program because PSUs:
•link targeted compensation to the achievement of Company bookings targets;
•typically have a better retentive impact than stock options; and
•provide a direct link to stockholder value creation/preservation.
Equity Ownership Guidelines. Our Board has adopted equity ownership guidelines applicable to our CEO, our other NEOs, and the members of our Board. These guidelines require these officers and directors to achieve target ownership levels under the terms of the guidelines, within the later of five years from March 3, 2015 or five years from the commencement by that person of a position set forth below:

Position	Multiple of Base Salary (as of December 31 of immediately preceding year) or Retainer
Chief Executive Officer	3.0x base salary
Other Executive Officers	1.0x base salary
Members of our Board	3.0x retainer
All officers and directors are in compliance with these guidelines.

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Senior Bonus Plan. Our Senior Bonus Plan available for NEOs and other senior executives designed by the Compensation Committee is funded 60% according to the percentage of the Revenue target achieved, of which 10%, or 6% of the total Senior Bonus Plan, is subject to Compensation Committee discretion, and 40% according to the percentage of Adjusted EBITDA target achieved, which we believe appropriately aligns funding with our pay-for-performance philosophy.
“Claw-back” Policy. Our Board has adopted a “claw-back” policy. Under and subject to the “claw-back” policy, the Company may seek reimbursement of annual, performance-based cash bonuses made to covered executives, including our NEOs, that were based on achieving certain financial results if the covered executive intentionally and knowingly engaged in fraud or misconduct that caused the need for a substantial and material restatement of our financial results for the applicable period if a lower cash incentive payment would have been made to the covered officer based upon the restated financial results. Specifically, compensation subject to the “claw-back” policy is any cash incentive payment made within the three-year period preceding the accounting restatement.
At our 2020 annual meeting, our compensation program for our named executive officers was approved by the holders of approximately 89% of the outstanding shares entitled to vote at the meeting. Thus, the Compensation Committee believes that the results of this “say-on-pay” vote supports its view that the executive compensation program is appropriate, and the Compensation Committee determined not to make any further changes to the overall design of the program.
Advancing Our Compensation Philosophy through Corporate Governance
We have adopted corporate governance practices and policies including those described in “Compensation and Corporate Governance Philosophy,” that our Board believes help to advance our compensation goals, including:

What We Do
We maintain a completely independent Compensation Committee with an ongoing review process of our compensation philosophy and practices.
We adhere to a pay-for-performance philosophy and compensation model. A substantial part of our executive compensation is contingent on, and variable with, achievement of objective corporate and individual performance goals and other objective measures of success.
We split the Chairman and CEO roles. Our Chairman of the Board is an independent director and not an employee.
We retain an independent compensation advisor reporting to the Compensation Committee. Since 2014, we have engaged Compensia as our independent compensation consultant as an advisor to provide market research and analysis, advice and guidance on executive compensation.
We consider stockholder advisory votes and views. Our Compensation Committee considers the voting results of our advisory vote on executive compensation at each annual meeting and also separately seeks to engage our stockholders on corporate governance matters.
We annually assess our compensation program and have determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect on the Company and our subsidiaries taken as a whole.

What We Don’t Do
We have a policy under which tax gross-up provisions are not included in employment agreements with new employees or added to existing employment agreements with current employees that do not already contain a tax gross-up provision.
Generally, we do not provide special benefits to our NEOs such as medical and other types of insurance. However, our NEOs, along with other company executives, are entitled to participate in a Supplemental Disability Plan, and to receive certain separation and change of control-related benefits.
We do not make loans to executive officers of the Company.
We do not allow our directors, officers or employees or their related parties to purchase the stock of the Company on margin, enter into short sales or buy or sell derivatives in respect of securities of the Company.
We do not pay cash dividends on unearned and unvested equity awards held by NEOs or any other equity award holders.
Key 2020 Compensation Decisions
During 2020, along with conducting its normal oversight responsibilities, the Compensation Committee again reviewed the Company’s compensation practices in light of the Company’s performance and stock market valuation. Using the peer group information and recommendations from its compensation consultant, Compensia, Inc. (“Compensia”), the Compensation Committee reviewed and confirmed, its policies governing compensation, including plans for base salaries, annual performance-based cash bonuses and long-term equity incentives.

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Consistent with our pay-for-performance philosophy, the Company’s compensation program emphasizes variable pay over fixed pay and seeks to balance short- and long-term incentives. The majority of CEO compensation has primarily consisted of variable pay, including cash awarded under our Senior Bonus Plan and equity incentives.
Fixed pay, primarily consisting of base salary, made up 24% of our CEO’s total compensation in 2020, while variable pay, consisting of equity incentives and an annual performance-based cash bonus, made up 76% of our CEO’s total compensation. Variable pay also reflects a significant component of total compensation for our other NEOs. The chart below shows the percentages of variable compensation versus fixed compensation for our CEO and our other NEOs in 2019 and 2020:

NEO's Total Compensation Mix (excluding CEO)

69%
31%
51%
49%
2019
2020
Fixed (Base Salary + Benefits)
Variable (Cash Bonus + Equity Incentive)

Note: 2019 CEO fixed compensation was higher than for 2020 because our CEO received an inducement grant of PSUs and RSUs upon joining the Company in 2018, received no equity grants in 2019, and received PSU and restricted stock grants in 2020.
Note: 2019 excludes severance payment of $238,376 made to Mr. Shepherd, former Chief Revenue Officer.
The compensation mix tables above are computed using the July 29, 2020 modification date fair value of PSUs and do not include any accounting charges related to the PSUs granted on February 3, 2020. See further discussion elsewhere in Compensation Discussion and Analysis within this document.
We balance short- and long-term incentives by providing our NEOs with a mix of base salary and annual cash bonus opportunities, which are short-term in nature, and equity incentives, which are long-term in nature. The grant date value of an equity award may not be indicative of its value when it is credited to an NEO upon achievement of future performance metrics, when it is actually released to such NEO or when it may be sold by such NEO.
The Compensation Committee reviewed annual long-term equity incentive market data as provided by Compensia, and after discussion with our CEO (with respect to his direct reports) and approved annual RSU grants to the Company’s executive officers. The Compensation Committee reviewed 2020 performance Company-wide and for individual members of senior management and awarded bonuses as more fully described below.

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For 2020, the Compensation Committee made the following key compensation-related decisions for the Company’s NEOs:

Name	Title	2020 Base Salary Increase from 2019	2020 Bonus Plan Funded	2020 Restricted Stock Awards (#)	2020 PSU Awards (#)
Art Zeile	President & Chief Executive Officer	—%	94%	165,000	335,000
Kevin Bostick	Chief Financial Officer	—	94%	—	14,408
Chris Henderson	Chief Operating Officer	13%	94%	60,000	60,000
Brian Campbell	Chief Legal Officer	—%	94%	50,000	50,000
Christian Dwyer	Chief Product Officer	3%	94%	50,000	50,000
The Compensation Committee approved the increases in base salaries as reflected above based on recommendations from the President and Chief Executive Officer, in connection with market data provided by Compensia. The base salary increases were made in accordance with our pay-for-performance philosophy. Mr. Henderson’s increase was based on additional scope of responsibilities due to title change from Chief Strategy Officer to Chief Operating Officer. Mr. Dwyer’s increase was based on performance and market conditions.
The Process of Setting Executive Compensation
The Compensation Committee reviews our executive compensation program throughout the year to:
•evaluate the performance of our NEOs;
•determine annual, performance-based cash bonuses for our NEOs for the prior fiscal year;
•establish the individual and corporate performance objectives for each NEO for the current fiscal year;
•set base salaries for our NEOs for the next fiscal year;
•determine the portion of total compensation that will be contingent, performance-based pay; and
•consider and approve any grants of equity incentive compensation.
Our Compensation Committee also reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Our Compensation Committee engages in an active dialogue with our CEO concerning strategic objectives and performance targets.
Individual performance for all NEOs other than the CEO is assessed by our CEO who then makes recommendations to the Compensation Committee. Irrespective of those recommendations, the Compensation Committee retains full discretion to approve or modify any of the NEO recommendations made by our CEO. The Compensation Committee alone assesses the individual performance of our CEO.
Our Compensation Committee establishes, together with the performance objectives, targeted annual cash compensation levels (and maximum achievable compensation) for each NEO by determining each NEO’s base salary and amount of cash bonus compensation contingent upon achievement of performance targets. In preparing the target amounts, the size of one individual element of compensation does, in some respects, affect the Compensation Committee’s determination of what the targeted amount of other components of compensation should be. For example, each executive’s base pay is used as a basis for calculating a target contribution percentage for purposes of establishing the bonus plan. As a general proposition, the Compensation Committee attempts to determine the overall best mix of fixed and variable compensation. In making this determination, the Compensation Committee is guided by the compensation philosophy described above. The Compensation Committee also considers historical compensation levels, the relative compensation levels among our senior executive officers, the competitive pay practices at our peer companies (as described in more detail below) and the competitive pay practices at other companies using third-party compensation studies and surveys performed by independent organizations. We use these third-party compensation studies as a basis for comparing and setting individual elements of, as well as total, executive compensation for the NEOs because they provide compensation information for companies in our industry and also provide comprehensive compensation information not obtainable from public sources. The Compensation Committee also considers industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels. See “Our Peer Companies.”

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We believe that internal pay equity is an important factor to be considered in establishing compensation for our NEOs. The Compensation Committee has not established a policy regarding the ratio of total compensation of the CEO to that of the other officers, but it does review compensation levels to ensure that appropriate pay equity exists, which is determined in the Compensation Committee’s discretion based on our Compensation Committee members’ experience with, and knowledge of, other companies’ practices and the relative performance and criticality of our executives. The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if we deem such a policy to be appropriate.
It is a key objective to ensure that compensation provided to NEOs remains reasonable and responsible yet competitive relative to the compensation paid to similarly situated executives at comparable companies. It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, our executive compensation programs are intended to be consistent with our focus on controlling costs.
In addition to rewarding corporate and individual performance, our compensation program is designed to reward the level of responsibility of, and the position undertaken by, each NEO. Total compensation should generally increase with position and responsibility. As a result, total compensation is higher for individuals with greater responsibility and ability to influence our achievement of targeted results and strategic initiatives. Additionally, as position and responsibility increase, a greater portion of the executive officer’s total compensation is performance-based pay contingent on the achievement of performance-based objectives. In the same way, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.
Benchmarking
The Compensation Committee does not believe that it is appropriate to establish compensation levels primarily based on benchmarking. While we recognize that our compensation practices must be competitive in the marketplace, such marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. When the Compensation Committee determines whether an NEO should receive an increase in salary, the Compensation Committee sometimes reviews independent compensation studies in order to compare the compensation received by comparable executives in similar-sized companies to ensure that the compensation we award is competitive in the marketplace, as detailed in the section “The Process of Setting Executive Compensation” above. Our compensation consultant conducted a comprehensive review of our compensation programs for executive officers in 2020 to assist in establishing the 2020 executive compensation program. The purpose of these reviews was to assess the design and competitive positioning of our compensation programs and to make recommendations for change, if appropriate, to be implemented as part of our compensation program going forward. For 2020, the Compensation Committee took into account the compensation consultant’s analysis to evaluate and determine the compensation for our NEOs.
Management’s Role in the Compensation-Setting Process
Our CEO plays a significant role in the compensation-setting process. Our CEO evaluates the performance of the other NEOs, recommends business performance targets and objectives for the other NEOs and recommends base salary, bonus levels and stock awards for other executive officers. All recommendations of our CEO are subject to Compensation Committee approval. The Compensation Committee discusses the recommendations with our CEO and then makes its decisions in its sole discretion. Similarly, our CEO’s compensation, performance targets and objectives are discussed among the members of the Compensation Committee, and the Compensation Committee sets our CEO’s compensation.
Our CEO helps the Compensation Committee set its agenda for meetings and participates in committee meetings at the Compensation Committee’s request. Other NEOs also prepare information for each Compensation Committee meeting.
Elements of Executive Compensation
The three primary elements of our executive compensation programs are: (1) base salary, (2) annual performance-based cash bonus and (3) long-term equity incentives:

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Compensation Element	What the Element Rewards	Purpose and Key Features
Base Salary	Qualifications, experience and industry knowledge, quality and effectiveness of leadership, scope of responsibilities, individual goals and objectives and past performance.	Provides competitive level of fixed compensation, with actual salaries determined based on the facts and circumstances of each NEO and competitive market practices.
Annual Performance-Based Cash Bonuses	Achievement of specified performance objectives with a time horizon of one year or less (for 2020, focused on Revenue and Adjusted EBITDA).	Motivate participants to achieve (i) corporate financial performance objectives during the year, and (ii) individual management objectives reviewed and approved by the Compensation Committee.

Performance levels are generally established to incentivize our management to achieve or exceed performance objectives.
Long-Term Equity Incentives	Achievement of objectives designed to enhance long-term stockholder interests and attract, retain, motivate and reward employees over extended periods.

Vesting requirements promote retention of highly-valued members of management, including our NEOs.	Annual awards of RSUs and PSUs that vest over a period of time and provide an at-risk, variable pay opportunity. Because the ultimate value of these equity awards is directly related to the price of the Company’s Common Stock, and the awards are only saleable over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term stockholder value.

Long-term equity incentives under our executive compensation plans help align management performance with the interests of our stockholders. Our 2020 program focused on a mix of RSUs and PSUs for our NEOs, other than the CFO due to the grants made in connection with his hiring in 2019.
Base Salary
Base salary provides executives with a base level of regular income. In determining an NEO’s base salary, we consider the executive’s qualifications, experience and industry knowledge, the quality and effectiveness of their leadership at the Company, the scope of their responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, the base salary paid to officers in comparable positions at companies who are reflected in independent studies, internal pay equity and other factors as deemed appropriate. In addition, we consider the other components of executive compensation and the mix of performance pay to total compensation. The Compensation Committee does not apply any specific weighting to these factors.
Annually, the Compensation Committee reviews each executive’s past salary and performance, and general economic conditions in our industry, and decides whether or not to adjust the salary. Adjustments, if any, are implemented effective as of January. Subject to the limitations found in each executive’s employment agreement, the Compensation Committee can increase or decrease an executive’s base salary at its discretion. For 2020, the Compensation Committee approved a change in the annual base salary of the following named executive officers: Mr. Henderson from $320,000 to $360,000 due to his new position as Chief Operating Officer and Mr. Dwyer from $310,000 to $320,000 due to performance.
The following table sets forth the base salaries for our NEOs as of December 31, 2020 and 2019:

Name	Title	Base Salary for 2020 ($)	Base Salary for 2019 ($)	% Change
Art Zeile	President & Chief Executive Officer	550,000	550,000	—%
Kevin Bostick	Chief Financial Officer	380,000	380,000	—%
Chris Henderson	Chief Operating Officer	360,000	320,000	13%
Brian Campbell	Chief Legal Officer	355,000	355,000	—%
Christian Dwyer	Chief Product Officer	320,000	310,000	3%

Senior Bonus Plan

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Our Senior Bonus Plan is intended to motivate and reward performance by providing annual, performance-based cash bonuses based on meeting and exceeding annual performance goals. We make annual awards based on an established schedule tied to our overall business performance. We may also make discretionary awards outside of the Senior Bonus Plan based on individual performance and impact on our overall performance, but no discretionary awards were made in 2020. We believe this preset approach to bonuses helps us foster teamwork and ensures all executives are working together in the interest of our overall performance, and we believe the opportunity to make additional discretionary awards allows us to recognize executives who substantially contribute to the achievement of our overall business performance.
During July 2020, the Compensation Committee and Board reviewed and approved a change in performance criteria for the 2020 Senior Bonus Plan. The coronavirus pandemic, deemed a force majeure event by the Board, negatively affected financial performance during the year. The Company revised its operating plan during the first quarter of 2020 and presented it to the Board in April 2020. The revised operating plan remained unchanged and was approved by the Compensation Committee and Board in July 2020 as noted above. The objective of the revised operating plan was to ensure that the Company could manage expenses properly under a challenged bookings environment to ensure appropriate EBITDA margins and liquidity, while also continuing to invest in its products and services. The targets in the revised operating plan were still deemed challenging and appropriate.
For the purpose of bonuses, our business performance is measured by the achievement of annual Revenue and Adjusted EBITDA targets. We use these two components because they best reflect our business performance. Both are critical in assessing the success of the business but revenues is currently a more significant driver of shareholder value. Therefore, we have weighted revenues 60% and Adjusted EBITDA 40%. Revenue and Adjusted EBITDA are determined using the foreign exchange rates assumed when the target amounts were determined, therefore eliminating the impact of exchange rate fluctuations. Additionally, given the indeterminate nature of the pandemic and how it would affect 2020 business performance, the Compensation Committee made 10% of the revenue bonus award discretionary.
Bonuses are calculated as a percentage of the executive’s earned base salary, then adjusted by the actual achievement of Revenue and Adjusted EBITDA targets. Bonuses cannot exceed 100% for 2020. Target bonuses are earned when Revenue and Adjusted EBITDA targets are met.
In 2020, the target contribution percentage for our NEOs was:

Name	Title	Target Contribution (%)	Target Bonus for 2020 ($)
Art Zeile	President & Chief Executive Officer	100%	$550,000
Kevin Bostick	Chief Financial Officer	60%	$228,000
Chris Henderson	Chief Operating Officer	50%	$180,000
Brian Campbell	Chief Legal Officer	50%	$177,500
Christian Dwyer	Chief Product Officer	50%	$160,000
For 2020, the total bonus plan available for the NEOs and other senior executives designated by the Compensation Committee was funded in the following way:
•60% of the total bonus plan was funded according to the percentage of the Revenue target achieved, up to 90%;
•the remaining 10% of the revenue target, which equates to 6% of total funding, is subject to Compensation Committee discretion; and
•40% was funded according to the percentage of Adjusted EBITDA target achieved.
For 2020 there was no minimum required funding of our Senior Bonus Plan. For the Revenue target, achievement is measured according to the actual revenue achieved divided by target revenue. For the Adjusted EBITDA target, if Adjusted EBITDA Margin is less than 20% prior to the Senior Bonus, then the bonus related to the target is not earned. If actual results are between an Adjusted EBITDA Margin of 20% prior to the Senior Bonus and an Adjusted EBITDA Margin of 20% after the Senior Bonus, then the bonus related to the target is earned on a pro-rata basis up to 100% at achievement of an Adjusted EBITDA Margin of 20% after the Senior Bonus. No additional bonus is earned for exceeding revenue and Adjusted EBITDA targets.
The 2020 Senior Bonus Plan at December 31, 2020 covers participants beyond our NEOs. Our actual, target and prior year amounts for Revenue and Adjusted EBITDA for the plan were:

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	Actual 2020 Revenue (1)	Target 2020 Revenue	Actual 2020 Adjusted EBITDA Margin (2)	Target 2020 Adjusted EBITDA Margin	2020 Bonus Plan Funded (3)	2020 Bonus Plan Funded
	(dollars in millions)
Senior Bonus Plan(4)	$136.4	$136.3	20%	22%	$2.9	94%
(1)Actual revenue amounts are adjusted to reflect the foreign currency rates used in the Target amounts.
(2)Actual Adjusted EBITDA Margin is computed after the Senior Bonus is adjusted to reflect the foreign currency rates used in the Target amounts.
(3)Represents total plan funding, including NEOs.
(4)2020 target amounts represent the modified targets, as approved by the Compensation Committee on July 29, 2020. See further discussion elsewhere in Compensation Discussion and Analysis.

Our actual Revenues and Adjusted EBITDA results for the bonus plan exceeded our revenue and adjusted EBITDA targets. The Compensation Committee considered the 10% discretionary component of the revenue achievement, or 6% of the total plan funding, but determined not to award any of the discretionary component. Therefore, the 2020 Senior Bonus funding remained at 94%. Accordingly, we multiplied each executive officer’s targeted base compensation contribution amount by 94%. As a result, the total bonus for the Senior Bonus Plan for 2020 was $2.9 million. The five NEOs, plus 22 other members of senior management participated in the Senior Bonus Plan and were eligible for bonuses out of the plan.
For 2020 bonuses pursuant to the Senior Bonus Plan, once the percentage of funding of the plan was determined, each NEOs target bonus was calculated based on the same individual performance percentage.
Long-Term Equity Incentives
We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to executives and gains realized by our stockholders, as the value of stock-based compensation is dependent upon long-term appreciation in stock price. Accordingly, we believe long-term equity incentives should be a significant part of the total mix of executive compensation.
For 2020, the Company’s long-term equity incentive program consisted of a combination of restricted stock and PSUs for executive officers other than the CFO. Under our 2012 Equity Plan, all restricted stock grants vest in accordance with the award agreement generally over two to four years. Under the PSU program, performance relative to the achievement of 2020 bookings, which are considered achieved when customer contracts are signed and service to the customer has begun, will be measured against bookings targets for the year ended December 31, 2020.
The number of PSUs earned is determined pro-rata based on actual bookings achieved compared to target bookings for 2020. Achievement of the PSUs was capped at 100% for 2020. Based on the level of achievement, the earned PSUs will vest at a rate of one-third on each of the first, second, and third anniversaries of the grant date, or if later, the date the Compensation Committee certifies the performance results with respect to the performance period.
For 2020, we used restricted stock and PSUs as long-term incentive vehicles because:
•Restricted stock and PSUs align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership and focus the management team on increasing value for our stockholders;
•Restricted stock grants encourage our executives to hold shares of our Common Stock and incentivize our executives to increase the value of shares of our Common Stock through contributions to long-term performance;
•PSUs link targeted compensation to the achievement of bookings targets;
•Restricted stock and PSUs help to provide a balance to the overall compensation program: while cash bonuses focus on the achievement of annual performance targets, the structure and vesting of restricted stock and PSUs create incentive for increases in stockholder value over a longer term; and
•vesting periods encourage executive retention and the preservation of stockholder value.

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In determining the number of restricted shares and/or PSUs to be granted to each NEO for 2020, the Compensation Committee took into account (1) the individual’s position, scope of responsibility and ability to affect Company performance and stockholder value; (2) the Compensation Committee’s evaluation of the NEO’s performance in preceding fiscal years; (3) the extent to which the long-term equity award grant value is competitive with our peer group companies for long-term equity award grants for comparable positions in the Company’s industry; (4) any extraordinary changes that have occurred (such as a significant change in responsibilities or a promotion); and (5) the value and potential value for the executive of the other elements of the Company’s compensation program and the value of restricted stock and PSUs in relation to such other elements of total compensation.
In addition, the Compensation Committee considered the following material factors that have particular relevance to long-term equity grants: (1) the Company-wide equity budget (which is the aggregate grant values of all long-term equity awards available for grant to Company employees, expressed as a percentage of the Company’s market capitalization), which is taken into account in determining the relative size of awards granted to the NEOs to ensure there is sufficient value available for grants to the other eligible employees of the Company; and (2) the NEO’s unrealized value from previous grants, including the number of RSUs, stock options and PSUs currently held by him or her and the level of RSUs, stock options and PSUs granted in prior years (with an emphasis on the extent to which outstanding equity grants are still unvested and thus continue to represent substantial retentive value). As with the determinations with respect to other elements of compensation, the Compensation Committee considers all relevant factors taken as a whole in setting the applicable equity grant for the fiscal year. None of these factors were determinative in the Compensation Committee’s determinations, nor was the impact of any one factor determinable.
The Compensation Committee typically approves grants annually at its first quarter meeting, but also makes grants from time-to-time in connection with new hires, promotions, and our top performers. In February 2020, the Compensation Committee approved restricted stock and/or PSU grants to key members of our management team, including our NEOs, other than the CFO whose 2019 compensation included new hire equity awards pursuant to his employment agreement consisting of 44,250 PSUs and 44,250 restricted shares and thus did not receive additional restricted shares in 2020:

Name	Title	Grant Date	2020 Stock Awards (#)	2020 PSU Awards (#)
Art Zeile	President & Chief Executive Officer	2/3/2020	165,000	335,000
Kevin Bostick(1)	Chief Financial Officer	2/3/2020	—	14,408
Chris Henderson	Chief Operating Officer	2/3/2020	60,000	60,000
Brian Campbell	Chief Legal Officer	2/3/2020	50,000	50,000
Christian Dwyer	Chief Product Officer	2/3/2020	50,000	50,000
(1)Mr. Bostick did not receive any restricted stock grants during 2020 because he received a grant in upon being hired in December 2019. Mr. Bostick’s PSU grant in 2020 completed the PSU grant requirement in his employment agreement.
The 2020 Bookings achievement was as follows:

	Actual 2020(1)	Target 2020	2020 Bookings Performance Achievement
	(dollars in millions)
Bookings(2)	$134.0	$142.0	94%
(1) 2020 Actual bookings translated using Target translation rates.
(2) 2020 target amounts represent the modified targets, as approved by the Compensation Committee on July 29, 2020. See further discussion elsewhere in Compensation Discussion and Analysis.

During July 2020, the Compensation Committee and Board reviewed and approved a change in performance criteria for the PSU plan for 2020. The pandemic, deemed a force majeure event by the Board, negatively affected financial performance during the year. The Company revised its operating plan during the first quarter of 2020 and presented it to the Board in April 2020. The revised operating plan remained unchanged and was approved by the Compensation Committee and Board in July 2020 as noted above. The objective of the revised operating plan was to ensure that the Company could manage expenses properly under a challenged bookings environment to ensure appropriate EBITDA margins and liquidity, while also continuing to invest in its products and services. The targets in the revised operating plan were still deemed challenging and appropriate.

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The adjustment to the 2020 Bookings targets for the PSUs resulted in the modification of the PSUs. Under SEC rules, the incremental fair value of these modified awards as of the modification date is required to be disclosed as compensation in the year the modification occurred, is not representative of a new award or an increase in the realizable value of the awards, and represents additional non-cash accounting charges resulting from the modification of the PSUs. Thus, the Summary Compensation Table on page 38 shows larger stock award compensation values than contemplated by our Compensation Committee in February 2020 when it initially established the long-term equity compensation opportunities for our NEOs for 2020, comprised of annual 2020 PSUs and time-based restricted stock units. Similarly, the Grants of Plan-Based Awards table, shows the incremental fair value of the modified PSUs, as required to be disclosed under SEC rules, and do not represent an additional award or an increase in the realizable value of the awards.

Employee Benefits

The Company also supplements its primary compensation program by providing retirement benefits under a 401(k) plan with a Company matching contribution; and generally available benefit programs, such as life insurance and health care benefits. In addition, certain executive officers participate in a Supplemental Disability Plan. While these benefit programs are important in attracting and retaining our workforce in a competitive marketplace, the Compensation Committee considers these to be secondary elements of the Company’s executive compensation program because they typically comprise a small percentage of the total compensation of our executive officers, are generally set at levels such that they would not constitute a strong factor in rewarding financial or operational performance, and are not as heavily emphasized in attracting and retaining our executive officers.
Severance and Change-in-Control Arrangements
We believe that companies should provide reasonable severance benefits to executive officers due to the greater level of difficulty they face in finding comparable employment in a short period of time and greater risk of job loss or modification as a result of a change-in-control transaction than other employees. By reducing the risk of job loss or reduction in response, the change-in-control provision helps ensure that our executive officers support potential change-in-control transactions that may be in the best interests of our stockholders, even though the transaction may create uncertainty in their personal employment situation, and are necessary to ensure that our total employment package for them remains market competitive. Each NEO is entitled to receive severance benefits under the terms of his or her individually negotiated employment agreement upon either termination by us without cause or, under certain circumstances for certain of our NEOs, resignation by the executive for good reason. For details on our severance and change-in-control arrangements, see “Potential Post-Employment Payments Upon Termination or Change-in-Control.”
Tax Considerations
We generally seek to maximize the deductibility for tax purposes of all elements of compensation. Section 162(m) of the Internal Revenue Code (the “Code”) disallows a tax deduction to public corporations for compensation in excess of $1.0 million paid to our NEOs. The Compensation Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, the Compensation Committee may approve compensation that does not qualify for deductibility when we deem it to be in the Company’s best interest.
Role of Compensation Consultant
Compensia is an independent compensation advisor, with special expertise and extensive experience in our industry, and has no business other than advising boards and management teams on executive compensation issues. The Compensation Committee considered these and other factors required by the SEC and NYSE in selecting Compensia.
In 2020, Compensia worked in collaboration with the Company’s management at the Compensation Committee’s direction to review management’s recommendations to the Compensation Committee and to provide information and guidance to management on the Compensation Committee’s behalf. As the Compensation Committee’s consultant, Compensia provided input directly to the Compensation Committee and attended portions of the Compensation Committee’s meetings, including its executive sessions at which management was not present, as required by the Compensation Committee, and in order to support the Compensation Committee’s independent decision-making. Compensia performed executive compensation services at the request of the Compensation Committee in 2020, for which we paid approximately $54,500.
Our Peer Companies
The Compensation Committee, taking into account the advice of Compensia, identified the following peer group of companies in 2020 based on size and business focus for comparison purposes in determining compensation:

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Asure Software	Pareteum
Benefitfocus	RealNetworks
Brightcove	SeaChange International
ChannelAdvisor	Smith Micro Software
eGain	Synacor
Inuvo	Synchronoss Technologies
Leaf Group	Telenav
Liquidity Services	The Meet Group
Majesco	Travelzoo
Marchex

The peer group of companies was selected on the basis of their similarity to the Company in size (as determined by revenue, market capitalization, net income and number of employees), business focus, business strategy and industry. The Compensation Committee reviews the peer group of companies at least annually and makes adjustments to its composition, taking into account changes in both the Company’s business and the businesses of the core peer companies. The companies included in this group may change from year to year depending on various factors, including the acquisition of a referenced company or the identification of other companies that offer more valuable comparative information.
Changes to the peer group from 2019 to 2020 were due to three existing peer companies having been acquired or are no longer publicly traded (Global Eagle Entertainment, Internap, and Telaria) and one that was removed due to market capitalization (Digital Turbine). After a review of the financials of the remaining 2019 peer group, additional companies were ultimately added to the 2020 peer group (Asure Software, Benefitfocus, eGain, Inuvo, Pareteum, SeaChange International, and Smith Micro Software). The process of selecting these additional companies included a review of their financial comparability (primarily revenue and market cap), as well as headcount, growth, and business focus.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K.
Members of the Compensation Committee:
David Windley (Chairman)
Jim Friedlich
Kathleen Swann

Compensation Practices and Risks
The Compensation Committee has discussed the concept of risk as it relates to our compensation program, and the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:
•our use of different types of compensation vehicles provides a balance of long-term and short-term incentives with fixed and variable components;
•we grant equity-based awards with time-based vesting, which encourage participants to look to long-term appreciation in equity values;
•our system of internal control over financial reporting, standards of business conduct and whistleblower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under the features of our 2012 Equity Plan;
•our “claw-back” policy, under which the Company may generally seek reimbursement of cash incentive payments made to covered officers; and
•our stock ownership guidelines for our directors and officers, which requires these directors and officers to achieve target ownership levels under the terms of the guidelines.
The Company’s management reviews the primary elements of our compensation program on an annual basis and reviews the other elements from time-to-time to ensure that compensation levels remain competitive.

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Summary Compensation Table
The following table sets forth the total cash and non-cash compensation paid by us or incurred on our behalf to our NEOs during the years ended December 31, 2018, December 31, 2019, and December 31, 2020.
The Stock Awards column reports the value of stock-based compensation to the NEOs. In the beginning of 2020, the Compensation Committee approved the overall design of the 2020 Senior Bonus and PSU Plans, including the establishment of targets. Subsequent to establishing the targets for the PSU and Senior Bonus Plans, the spread of COVID-19 created a worldwide pandemic which significantly impacted the Company’s projected financial results for fiscal year 2020. As a result, the Company revised its operating plan to account for the likely potential impact of the pandemic on the business and the Board approved the revised plan in April 2020. In July 2020, the Board confirmed the revised plan and the Compensation Committee approved the application of the revised operating plan’s bookings and revenue targets to the Senior Bonus and PSU Plans. The Compensation Committee also removed achievement potential above 100% for the Senior Bonus and PSU Plans. In accordance with SEC disclosure requirements, the values shown in the Stock Awards column of the Summary Compensation Table below include the grant date fair value of the PSUs as of February 3, 2020 as well as the incremental fair value of the same PSUs, as modified, on July 29, 2020. Accordingly, the fair value of the PSUs are included as compensation as of both February 3, 2020 and July 29, 2020. No additional PSUs were granted after February 3, 2020 related to the 2020 PSU Plan. Actual achievement was 94% for the modified PSUs and no value was associated with the PSUs prior to modification. While it had discretion to award greater percentages than that achieved for the Senior Bonus Plan, the Compensation Committee determined not to exercise such discretion.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Art Zeile	2020	571,154	—	2,297,750	517,000	20,804	3,406,708
President &	2019	550,000	—	—	479,579	17,139	1,046,718
Chief Executive Officer	2018	389,231	—	4,247,500	510,362	423	5,147,516
Kevin Bostick(5)	2020	401,923	—	78,812	214,320	12,545	707,600
Chief Financial Officer	2019	—	152,000	300,015	8,170	—	460,185
Chris Henderson	2020	372,769	—	497,400	169,200	10,223	1,049,592
Chief Operating Officer
Brian Campbell	2020	368,654	—	414,500	166,850	14,274	964,278
Chief Legal Officer	2019	354,769	20,000	352,500	123,819	14,234	865,322
	2018	334,808	32,500	206,250	170,523	13,676	757,757
Christian Dwyer	2020	332,038	—	414,500	150,400	12,238	909,176
Chief Product Officer

(1)Salary for each NEO includes on additional bi-weekly payment in 2020 resulting from our U.S. based employees’ bi-weekly pay schedule and timing of such pay dates.
(2)Represents the aggregate grant date fair value of restricted stock and PSUs granted during the year. These amounts do not correspond to the actual value that may be realized by our NEOs for these awards. See Note 16 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock—Based Compensation” included in our Annual Report on Form 10-K for the assumptions made in determining these values. On February 3, 2020, assuming performance had been achieved at maximum performance, the grant date fair value of such PSUs would have been: $1,889,400 for Mr. Zeile; $81,262 for Mr. Bostick; $338,400 for Mr. Henderson; $282,000 for Mr. Campbell; and $282,000 for Mr. Dwyer. As noted above in the CD&A, in July 2020 the Compensation Committee modified the performance goals for the 2020 PSUs, and capped achievement at 100% of target. In connection with the modification, achievement of the modified PSUs could not exceed target performance. Additionally, on July 29, 2020, assuming performance had been achieved at target, the grant date fair value of such PSUs would have been: $887,750 for Mr. Zeile; $38,181 for Mr. Bostick; $159,000 for Mr. Henderson; $132,500 for Mr. Campbell; and $132,500 for Mr. Dwyer. Actual achievement was 94% for the modified PSUs and no value was associated with the PSUs immediately prior to modification. Given the impact of the pandemic, we believe this modification will incentivize management to plan for a strong recovery and robust future and reinforce the retentive nature of the PSUs. As a result of these adjustments, incremental fair values of the modified PSUs are included in the Stock Awards column, and the Summary Compensation Table shows larger stock award compensation values than contemplated by our Compensation Committee in February 2020 when it initially established the long-term equity compensation opportunities for our NEOs for 2020, comprised of 2020 PSUs and restricted stock. This increase in compensation relates to additional non-cash accounting charges resulting from the modification of the 2020 PSUs, as required to be disclosed under SEC rules, and does not represent an additional award or an increase in the realizable value of the awards. The incremental fair values of the modified

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awards were determined by multiplying the closing price of our common stock on the date of the modification ($2.65) by the target number of PSUs for 2020.
(3)Represents awards made pursuant to the Senior Bonus Plan and earned during the year indicated, although the awards were paid in the following year.
(4)These amounts represent employer contributions to our 401(k) plan; and disability and life insurance premiums paid on behalf of the NEO.
(5)In connection with Mr. Bostick’s employment agreement upon being hired in December 2019, he received 44,250 each of restricted shares and PSUs and also pursuant to his employment agreement, received 13,595 PSUs in 2020.

Grants of Plan-Based Awards for Fiscal Year 2020
The following table details grants of plan-based awards to our NEOs during the year ended December 31, 2020:

	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)
			Threshold (#)	Target ($)	Threshold (#)	Target (#)	Maximum (#)
Art Zeile	Restricted Stock	2/3/2020						165,000	465,300	(2)
President & Chief	PSUs	2/3/2020			167,500	335,000	670,000		944,700	(3)
Executive Officer	Senior Bonus Plan		5,500	550,000
	Modification to PSUs	7/29/2020			3,350	335,000	335,000		887,750	(5)
Kevin Bostick(4)	PSUs	2/3/2020			7,204	14,408	28,816		40,631	(3)
Chief Financial	Senior Bonus Plan		2,280	228,000
Officer	Modification to PSUs	7/29/2020			144	14,408	14,408		38,181	(5)
Chris Henderson	Restricted Stock	2/3/2020						60,000	169,200	(2)
Chief Operating	PSUs	2/3/2020			30,000	60,000	120,000		169,200	(3)
Officer	Senior Bonus Plan		1,800	180,000
	Modification to PSUs	7/29/2020			600	60,000	60,000		159,000	(5)
Brian Campbell	Restricted Stock	2/3/2020						50,000	141,000	(2)
Chief Legal Officer	PSUs	2/3/2020			25,000	50,000	100,000		141,000	(3)
	Senior Bonus Plan		1,775	177,500
	Modification to PSUs	7/29/2020			500	50,000	50,000		132,500	(5)
Christian Dwyer	Restricted Stock	2/3/2020						50,000	141,000	(2)
Chief Product	PSUs	2/3/2020			25,000	50,000	100,000		141,000	(3)
Officer	Senior Bonus Plan		1,600	160,000
	Modification to PSUs	7/29/2020			500	50,000	50,000		132,500	(5)

(1)For a description of the material terms of these awards, please see the “Compensation Discussion and Analysis—Elements of Executive Compensation—Senior Bonus Plan & Long-Term Equity Incentives.”
(2)The restricted shares vest in equal installments over three years. We estimated the fair value of restricted shares using the closing price of the Company’s stock on the grant date in accordance with the FASB ASC Topic 718 Stock Compensation. See Notes 2 and 16 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock—Based Compensation” included in our Annual Report on Form 10-K for the assumptions made in determining these values.
(3)The PSUs vest in equal installments over three years. We estimated the fair value of PSUs using the closing price of the Company’s stock on the grant date in accordance with the FASB ASC Topic 718 Stock Compensation. See Notes 2 and 16 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock—Based Compensation” included in our Annual Report on Form 10-K for the assumptions made in determining these values.
(4)Mr. Bostick did not receive a restricted stock grant during 2020 because he received a grant upon being hired in December 2019. Mr. Bostick’s PSU grant in 2020 completed the PSU grant requirement in his employment agreement.

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(5)In July 2020, the Company modified the performance goals for the PSUs. In connection with such modification, achievement of the PSUs could not exceed target performance. The July 2020 modification did not result in additional PSUs being granted by the Company. See additional discussion elsewhere in Compensation Discussion and Analysis.
Employment Agreements
    We have entered into an employment agreement with each of our NEOs. Each agreement contains confidentiality provisions and a representation and warranty that performance of the executive’s employment obligations under the agreement will not cause him or her to breach any non-disclosure agreement by which he or she is bound.
Art Zeile
Effective April 10, 2018, Mr. Zeile became President and Chief Executive Officer of the Company. The employment agreement for Mr. Zeile provides that Mr. Zeile will continue to serve until his employment is terminated by us or by Mr. Zeile, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of twelve months thereafter.
Mr. Zeile is entitled to receive an annual base salary of $550,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefits policies, is eligible for an annual target bonus of 100% of his base salary. Mr. Zeile participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Zeile is entitled to five weeks of annual leave per year.
Kevin Bostick
The employment agreement for Mr. Bostick, our Chief Financial Officer, provides that Mr. Bostick will continue to serve until his employment is terminated by us or by Mr. Bostick, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of nine months thereafter.
Mr. Bostick is entitled to receive an annual base salary of $380,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual target bonus of 60% of his base salary, which for 2019 only, included an additional eight months of target bonus compensation (or $152,000); provided that, if Mr. Bostick voluntarily resigns or is terminated with cause before completing twelve months of service, Mr. Bostick will have to repay such amount. Mr. Bostick participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Bostick is entitled to seven weeks of annual leave per year. For Mr. Bostick’s 2019 grant of PSUs only, because the Company did not meet its targets for the 2019 plan year, the excess of the target value over the earned value for the 2019 PSU grant, which was 14,408 PSUs, was added to the value of his 2020 PSU grant.

Chris Henderson
Mr. Henderson’s employment agreement provides that Mr. Henderson will continue to serve as our Chief Operating Officer, until his employment is terminated by us or by Mr. Henderson, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of nine months thereafter.
Mr. Henderson is entitled to receive an annual base salary of $360,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual target bonus of 50% of his base salary. Mr. Henderson participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Henderson is entitled to five weeks of annual leave per year.
Brian Campbell
Mr. Campbell’s employment agreement provides that Mr. Campbell will continue to serve as our Chief Legal Officer, until his employment is terminated by us or by Mr. Campbell, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us during the term of his employment and for a period of nine months thereafter, and a covenant not to solicit employees during the term of his employment and for a period of twelve months thereafter.
Mr. Campbell is entitled to receive an annual base salary of $355,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual target bonus of 50% of his base

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salary. Mr. Campbell participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Campbell is entitled to five weeks of annual leave per year.
Christian Dwyer
Mr. Dwyer’s employment agreement provides that Mr. Dwyer will continue to serve as our Chief Product Officer, until his employment is terminated by us or by Mr. Dwyer, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of twelve months thereafter.
Mr. Dwyer is entitled to receive an annual base salary of $320,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual target bonus of 50% of his base salary. Mr. Dwyer participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Dwyer is entitled to five weeks of annual leave per year.
Outstanding Equity Awards as of December 31, 2020

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units Not Vested (#)		Market Value of Shares of Stock or Units Not Vested ($)(2)
Name	Exercisable (#)(1)
Art Zeile				656,250	(3)	1,456,875
				165,000	(4)	366,300
				181,905	(5)	403,829
				316,088	(6)	701,715

Kevin Bostick				29,500	(7)	65,490
				13,595	(5)	30,181
				21,465	(6)	47,652

Chris Henderson				40,000	(8)	88,800
				60,000	(4)	133,200
				29,105	(5)	64,613
				56,613	(6)	125,681

Brian Campbell	30,000	7.13	2/19/21
				4,375	(9)	9,713
				31,250	(10)	69,375
				50,000	(11)	111,000
				50,000	(4)	111,000
				36,381	(5)	80,766
				47,177	(6)	104,733

Christian Dwyer				44,910	(12)	99,700
				50,000	(4)	111,000
				47,177	(6)	104,733

(1)All outstanding options are fully vested.
(2)We estimated the market value of restricted stock awards and the earned PSUs using the closing price of the Company’s stock on December 31, 2020.
(3)The restricted stock vested 25% on April 10, 2019 and 2020, and 6.25% has vested or will vest on the first day of each succeeding calendar quarter.
(4)The restricted stock will vests 33% on February 3, 2021, 2022, and 2023.
(5)The earned PSUs held by Mr. Zeile vested on February 6, 2020 and December 17, 2020, and the remaining 1/3 will vest on December 17, 2021, the earned PSUs held by Mr. Bostick vested 1/3 on December 17, 2020 and the remaining 2/3 will vest in equal

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installments on December 17, 2021 and 2022, the earned PSUs held by Mr. Henderson vested 1/3 on April 29, 2020 and the remaining 2/3 will vest in equal installments on April 29, 2021 and 2022, and the earned PSUs held by all other NEOs vested 1/3 on February 15 and the remaining 2/3 will vest in equal installments on February 15, 2021 and 2022.
(6)The earned PSUs vest based on the achievement of bookings performance against target for the performance period for the year ended December 31, 2020, provided the recipient remains employed through each vesting date. The Compensation Committee certified the results of bookings performance on January 26, 2021 and these amounts reflect what was actually earned. The earned PSUs held by all the NEOs will vest in three equal annual installments beginning on January 26, 2021. We estimated the market value of such PSUs using the closing price of the Company’s stock on December 31, 2020.
(7)The restricted stock vested 33% on December 17 and will vest in equal installments on December 17, 2021, and 2022.
(8)The restricted stock vested 33% on April 29, 2019 and 2020, and will vest in equal installments on April 29, 2021 and 2022.
(9)The restricted stock vested 25% on February 27, 2018, 2019, and 2020, and will vest 25% on February 27, 2021.
(10)The restricted stock vested 25% on February 15, 2019 and 2020, and will vest 25% on February 15, 2021 and 2022.
(11)The restricted stock vested 33% on February 15, 2020 and will vest 33% on February 15, 2021 and 2022.
(12)The restricted stock vested 25% on October 24, 2018, 2019, 2020, and will vest 25% on February 25, 2021.
Stock Vested During Fiscal Year 2020

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Art Zeile	801,312	2,053,488
Kevin Bostick	25,482	56,315
Chris Henderson	34,552	103,310
Brian Campbell	75,379	217,394
Christian Dwyer	67,366	160,668
(1)Upon vesting, acquired shares are net settled to satisfy tax withholding obligations.
CEO Pay Ratio
We identified the median employee for this review by examining the 2020 total cash compensation for all employees, excluding Mr. Zeile, who were employed by us on December 31, 2020. We included all full-time, part-time, and temporary employees and did not make any assumptions, adjustments, or estimates with respect to annual total compensation, and we did not annualize the compensation for any permanent employees who were not employed by us for all of 2020. We determined the total cash compensation of our median employee by taking: (i) salary received in 2020, including over-time and paid time-off, and (ii) 2020 incentive compensation, whether commissions paid, or actual bonus earned, and (iii) value of 2020 equity granted. We converted all non-US compensation to U.S. dollars using the 2020 average exchange rates. The Company believes this process yielded an equitable result as it was applied on a consistent basis for each employee. We then ranked the annual total cash compensation of all employees, excluding Mr. Zeile, from lowest to highest to determine the median employee.
Following our review, we determined that for 2020:
•the median employee total compensation: $116,048
•Mr. Zeile, CEO, total compensation: $3,406,708
•Ratio of CEO to Median Employee compensation: 29:1
Based on this information, for 2020, the ratio of the annual total compensation of Mr. Zeile, President and Chief Executive Officer, to the median employee was 29 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules and methods for disclosure. Excluding the July 29, 2020 PSU Plan modification, as described previously in Compensation Discussion and Analysis, Mr. Zeile’s total compensation was $2,518,958 and the ratio of CEO to median employee compensation was 22:1.
Potential Post-Employment Payments Upon Termination or Change-in-Control
Equity Award Provisions
According to the terms of our 2012 Equity Plan (the “Equity Plan”), if an NEO’s employment is terminated due to death or disability or for any other reason except by us for cause, the unvested portion of their equity awards will expire on the date they are terminated. The restricted share grants made to Mr. Campbell in 2018 provide that if the Company terminates the executive’s employment other than for cause (and other than due to death or disability), the vesting of the restricted shares is

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accelerated. The vested portion of stock option awards will remain exercisable until the earlier of either the expiration of the option period or 12 months after such termination in the case of termination due to death or disability, or 90 days after any other termination other than termination by us for cause.
If we terminate any NEO’s employment for cause, both the unvested equity awards and vested portions of the stock options will terminate on the same date such NEO’s employment is terminated.
In the event of a change in control and prior to the end of the performance period, pursuant to the PSU award agreements, the targets for the PSUs will be prorated to reflect the elapsed time from the beginning of the performance period through the date of the consummation of the change in control. The Company will determine the amount of PSUs earned based on performance through the consummation of the change in control (the “earned CIC PSU”), and the executive will vest in a prorated portion of the earned CIC PSUs based on the portion of the one-year performance period that has elapsed, provided that the executive remains employed through the completion of the change in control. The remaining earned CIC PSUs will convert into service-based RSUs which will vest, without regard to performance, ratably on a monthly basis through the third anniversary of the date of grant, provided that the executive remains employed through each such date. Any PSUs in excess of the earned CIC PSUs will be forfeited.
According to the terms of the Equity Plans, if an NEO’s employment is terminated by the Company other than for cause (and other than due to death or disability) within 12 months following a change in control, all outstanding equity awards will immediately become vested, and if applicable, exercisable.
Employment Agreements
The employment of each NEO may be terminated by us or by the NEO at any time, with or without cause, subject to the provisions of his or her employment agreement. The termination provisions applicable to each NEO are summarized below:
Art Zeile
If Mr. Zeile’s employment is terminated by us without cause or by him for good reason other than during the period commencing immediately prior to a change of control and ending 12 months after the consummation of such change of control, upon his execution of a release, Mr. Zeile would be entitled to receive (i) a lump-sum severance payment equal to 100% of his then-current annual base salary, (ii) his accrued but unpaid annual bonus, paid at the time that executives are generally paid their annual bonuses and (iii) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any) (provided that performance-based awards will be governed by the terms of the award agreements).
If Mr. Zeile’s employment is terminated by the Company without cause or by him for good reason, in either case, during the period commencing immediately prior to a change of control and ending 12 months after the consummation of such change of control, upon his execution of a release, Mr. Zeile would be entitled to receive (i) a lump-sum severance payment equal to (a) 100% of his then-current annual base salary and (b) then-current bonus target; (ii) any accrued but unpaid annual bonus, paid at the time that executives are generally paid their annual bonuses and (iii) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any) (provided that performance-based awards will be governed by the terms of the award agreements).
Upon any termination by the Company without cause or by Mr. Zeile for good reason, subject to his execution of a release, Mr. Zeile would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.
Kevin Bostick
If Mr. Bostick’s employment is terminated by us without cause other than during the period commencing immediately prior to a change of control and ending 12 months after the consummation of such change of control, upon his execution of a release, Mr. Bostick would be entitled to receive (i) a lump-sum severance payment equal to 75% of his then-current annual base salary and (ii) accelerated vesting with respect to his outstanding equity-based awards that have already vested in a majority of such grant at the date of termination (if any) (provided that performance-based awards will be governed by the terms of the award agreements).
If Mr. Bostick’s employment is terminated by us without cause or by him for good reason, in each case, within 12 months following a change of control, he will be entitled to receive (i) a lump-sum severance payment equal to 100% of his then-current annual base salary, (ii) the amount of his then current bonus target, pro-rated based on time of service during the year and (iii) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any) (in the case of any performance-based awards, 100% of any earned shares or units determined in connection with the change of control).

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Upon any termination by the Company without cause or by him for good reason, Mr. Bostick would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.
Any severance payments are conditioned on Mr. Bostick’s execution and delivery of a release in a form prepared by us.
Chris Henderson
If Mr. Henderson’s employment is terminated by us without cause or by him for good reason, other than following a change of control, upon his execution of a release, Mr. Henderson would be entitled to receive (i) a lump-sum severance payment equal to 75% of his then-current annual base salary and (ii) accelerated vesting with respect to his outstanding equity-based awards that have already vested in a majority of such grant at the date of termination (if any) (provided that performance-based awards will be governed by the terms of the award agreements).
If Mr. Henderson’s employment is terminated by us without cause or by him for good reason, in each case, following a change of control, he will be entitled to receive (i) a lump-sum severance payment equal to 100% of his then-current annual base salary, (ii) the amount of his then current bonus target, pro-rated based on time of service during the year and (iii) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any).
Upon any termination by the Company without cause or by him for good reason, Mr. Henderson would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.
Any severance payments are conditioned on Mr. Henderson’s execution and delivery of a release in a form prepared by us.
Brian Campbell
If Mr. Campbell’s employment is terminated by us without cause before a change of control, or more than 12 months following a change of control, he will be entitled to a lump sum severance payment of 75% of his then current annual salary.
If Mr. Campbell’s employment is terminated either by us without cause or by him for a good reason within 12 months following a change of control, he will be entitled to receive a lump sum severance payment equal to one times his then current annual salary plus the amount of his most recently paid regular annual bonus, excluding special bonuses (or, if higher, the amount of bonus attributable to a calendar year’s service paid to him immediately prior to the change of control), and all outstanding stock awards will immediately become vested and exercisable. In the event of a change of control (defined for this purpose as (i) a sale of all or substantially all of the assets of the Company or (ii) merger with or acquisition of another company resulting in which the Company is not the surviving company) he is entitled to additional vesting of 15% of prevailing granted stock options.
Christian Dwyer
If Mr. Dwyer’s employment is terminated by us without cause or by him for good reason, upon his execution of a release, he will be entitled to receive a lump-sum severance payment equal to 100% of his then-current annual base salary.
Upon any termination by the Company without cause or by him for good reason, Mr. Dwyer would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.
Any severance payments are conditioned on Mr. Dwyer’s execution and delivery of a release in a form prepared by us.
Applicable Definitions. For purposes of the employment agreements with our NEOs:
A termination for “cause” in the absence of a change in control under employment agreements for Mr. Campbell includes any of the following actions by the executive: embezzlement; misappropriation of funds; conviction of a felony; any acts of dishonesty, fraud or deceit; breach of a material provision of the executive’s employment agreement; habitual or willful neglect of duties; commission of any act that would rise to the level of felony breach of fiduciary duty to us involving personal profit; or significant or material violation of our policies or other contractual, statutory or common law duties to us.
A termination for “cause” under the employment agreements for Messrs. Zeile, Bostick, Henderson, and Dwyer and for a termination in connection with a change in control, the employment agreement for Mr. Campbell, includes embezzlement; misappropriation of funds of the Company; conviction of a felony; commission of any other act of dishonesty which causes material economic harm to the Company; acts of fraud or deceit which causes material economic harm to the Company; material breach of any provision of an employment agreement; willful failure to substantially perform duties; willful breach of fiduciary duty to the Company involving personal profit; or significant violation of Company policy of which such executive is made aware (or should reasonably be expected to be aware) or other contractual, statutory or common law duties to the Company.

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Under Mr. Campbell’s employment agreement, a termination for “good reason” includes any of the following Company actions:
•a diminution in the NEO’s responsibilities, title, duties and reporting lines compared to those existing immediately prior to a change of control;
•a reduction in the NEO’s salary, incentive compensation and other employee benefits compared to those existing immediately prior to a change of control;
•relocation of the NEO to an office more than 40 miles from the NEO’s principal office immediately prior to a change of control;
•breach by us of the NEO’s employment agreement; or
•failure of any successor to assume, in writing, all obligations under the NEO’s employment agreement.
For Mr. Dwyer, “Good Reason” means (i) a material diminution in the responsibilities, title or authority of the employee; (ii) a material reduction in salary of the employee; or (iii) relocation of the employee to a Company office more than 50 miles from the Company’s office in Centennial, Colorado. “Good Reason” for Messrs. Bostick and Henderson includes all of the above and (iv) if the employee no longer reports to the Chief Executive Officer.
For Mr. Zeile, “Good Reason” means the occurrence of any of the following without his consent: (i) a material diminution in the responsibilities, title, duties and reporting lines, (ii) a material reduction in salary, incentive compensation and other employee benefits, (iii) relocation to an office more than 40 miles from the principal office at which Mr. Zeile is employed, (iv) any material breach by the Company of the employment agreement or (v) the failure of any successor to assume, in writing, all obligations under the employment agreement.
A “change of control” for these purposes consists of any of the following:
•an acquisition of more than 50% of our voting securities (other than acquisitions from or by us);
•any stockholder-approved transfer or disposition of all or substantially all of our assets;
•any plan of liquidation providing for the distribution of all or substantially all of our assets;
•the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all our assets or the acquisition of assets or stock of another corporation or other business combination, unless following such business combination (1) all or substantially all of the beneficial owners of our securities before the business combination beneficially own more than 60% of the voting securities of the resulting corporation in substantially the same proportions as their ownership before the transaction; (2) no person owns 20% or more of the voting securities of the resulting corporation except to the extent that such ownership existed before the business combination; and (3) the members of our Board of Directors prior to such business combination constitute at least a majority of the Board of Directors of the resulting corporation; or
•a change in the composition of our Board over a period of 36 months or less such that a majority of the Board members cease to be continuing directors.
As noted above, certain NEOs may become entitled to certain severance payments upon termination of employment without cause or by the employee for good reason after a change in control. These severance payments are described more specifically below, but generally include a lump sum payment tied to salary and bonus level and accelerated vesting of equity. For Mr. Campbell only, in the event that any severance payments would be subject to the excise tax imposed by Section 4999 of the Code, we will “gross up,” on an after-tax basis, the executives’ compensation so as to put them in the same after-tax position that the executive would have enjoyed had the Section 4999 excise tax not applied to the severance payments. These make-whole provisions include certain computational assumptions and conventions, for example: (1) any other payments or benefits received in connection with a change in ownership or control will be treated as parachute payments, and all excess parachute payments are treated as subject to the excise tax, both as defined by Section 280G of the Code, and (2) the amount of the severance payments which will be treated as subject to the excise tax will be the lesser of the total amount of the severance payments or the amount of the excess parachute payments.
Any NEO who voluntarily resigns for any reason other than for good reason following a change of control will not be entitled to any severance payment or acceleration of the vesting of any unvested stock options.
Pursuant to the restricted stock awards granted for Mr. Campbell in 2018, upon termination (other than for cause) the vesting of the shares of restricted stock granted in 2018 will accelerate.

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Upon any termination by the Company without cause or by the NEO for good reason, each NEO, his or her spouse and eligible dependents will be entitled to continued medical and dental benefits at active-employee rates for a period of 12 months following termination.
Termination Payments
The following table sets forth the payments each of our NEOs would have received if their employment had been terminated by us without cause (or, if applicable, by them for good reason) on December 31, 2020 and there was no change of control.

Name	Benefit	Amount Payable for Termination Without Cause or, if applicable, Good Reason
Art Zeile	Cash Severance	$1,067,000
	Medical and Dental Benefits	13,592
	*Restricted Stock Acceleration Value	1,823,175
Kevin Bostick	Cash Severance	285,000
	Medical and Dental Benefits	2,517
	*Restricted Stock Acceleration Value	—
Chris Henderson	Cash Severance	270,000
	Medical and Dental Benefits	13,187
	*Restricted Stock Acceleration Value	—
Brian Campbell	Cash Severance	266,250
	Medical and Dental Benefits	5,492
	*Restricted Stock Acceleration Value	69,375
Christian Dwyer	Cash Severance	320,000
	Medical and Dental Benefits	13,592

*     Restricted stock acceleration values reflect the value of the applicable number of non-vested shares equal to the fair value of the underlying stock as of December 31, 2020.

Change of Control Termination
The following table sets forth the payments each of our NEOs would have received if, following a change of control, their employment had been terminated by us without cause, or, if applicable, by them for good reason on December 31, 2020.

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Name	Benefit	Amount Payable for Termination Without Cause or for Good Reason
Art Zeile	Cash Severance	$1,617,000
	Medical and Dental Benefits	13,592
	*Restricted Stock Acceleration Value	1,823,175
	**PSU Acceleration Value	1,105,544
Kevin Bostick	Cash Severance	608,000
	Medical and Dental Benefits	2,517
	*Restricted Stock Acceleration Value	65,490
	**PSU Acceleration Value	77,833
Chris Henderson	Cash Severance	540,000
	Medical and Dental Benefits	13,187
	*Restricted Stock Acceleration Value	222,000
	**PSU Acceleration Value	190,294
Brian Campbell	Cash Severance	478,819
	Medical and Dental Benefits	5,492
	*Restricted Stock Acceleration Value	301,088
	**PSU Acceleration Value	185,499
Christian Dwyer	Cash Severance	320,000
	Medical and Dental Benefits	13,592
	*Restricted Stock Acceleration Value	—
	**PSU Acceleration Value	—

*     Restricted stock acceleration values reflect the value of the non-vested shares equal to the fair value of the underlying stock as of December 31, 2020.
**    As noted above under “Equity Award Provisions”, in the event of a change of control (and without regard to whether there is a termination of employment), our NEOs would vest in a prorated portion of their earned CIC PSUs at the value shown above. Upon a subsequent termination of employment within 12 months following a change of control, any earned CIC PSUs would fully vest.

Board Compensation
Under the Company’s Corporate Governance Guidelines, non-employee director compensation is determined by the Compensation Committee in accordance with the policies and principles set forth in its charter. Directors who are also employees of the Company receive no additional compensation for service as a director.

		Committee Membership
	Annual Fee	AC	CC	N&CG
Service Fees	$35,000
Chairperson		20,000	10,000	7,500
Committee Member		7,500	5,000	2,500
AC - Audit Committee
CC - Compensation Committee
N&CG - Nominating and Corporate Governance Committee
Other than Mr. Zeile and Mses. Salomon and Swann, each director received a restricted stock grant with a target value of $110,000 or 46,000 shares in April 2020 for their service on the Board. Ms. Salomon received a restricted stock grant of 19,550 shares upon joining the Board in December 2020. The restriction on all grants is lifted one year after issuance of the stock if they are still serving on the Board. We estimated the fair value of the award on the grant date using the value of the Company’s stock on the date of the grant.
The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal year 2020. Mr. Zeile did not receive additional compensation for his service as a director.
Director Compensation Table for Fiscal Year 2020

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Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Brian (Skip) Schipper(2)	42,500	109,940	152,440
Jim Friedlich(2)	43,438	109,940	153,378
Golnar Sheikholeslami(3)	42,500	109,940	152,440
Carol Carpenter(4)	42,500	109,940	152,440
Jennifer Deason(2)	55,000	109,940	164,940
Scipio “Max” Carnecchia(2)	42,500	109,940	152,440
David Windley(2)	42,500	109,940	152,440
Elizabeth Salomon(5)	1,848	41,446	43,294
(1)Represents the aggregate grant date fair value of RSUs granted during the year in accordance with the FASB ASC Topic 718, Stock Compensation. See Notes 2 and 16 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock-Based Compensation” in our Annual Report on Form 10-K for the assumption made in determining these values. None of the non-employee directors had any outstanding stock options.
(2)On December 31, 2020, non-employee director had 46,000 restricted shares outstanding.
(3)Ms. Sheikholeslami received pro-rated shares of 30,667 for her tenure through December 31, 2020 and 15,333 restricted shares were cancelled.
(4)Ms. Carpenter received pro-rated shares of 34,500 for her tenure through January 31, 2021 and 11,500 restricted shares were cancelled.
(5)Received 19,550 pro-rated restricted shares on December 15, 2020.

OTHER PROCEDURAL MATTERS
Electronic Delivery of Proxy Materials and Annual Report
This proxy statement and the Company’s Annual Report on Form 10-K are available on the Investors section of the Company’s website at dhigroupinc.com/investors/default.aspx. You can save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service by utilizing the contact information on the accompanying proxy card. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic access of materials. Your consent to electronic access will remain in effect until you revoke it. If you choose electronic access, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.
Reduce Duplicate Mailings—Householding
In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or accompanying annual report may request a copy by contacting the bank, broker or other holder of record or the Company at: DHI Group, Inc., 6465 Greenwood Plaza Blvd., Suite 400, Centennial, Colorado 80111, Attention: Investor Relations, or by calling Investor Relations at (212) 448-4181. Stockholders of record sharing an address who receive multiple copies of proxy materials and wish to receive a single copy of such materials in the future should submit their request to us in the same manner.
Proxy Solicitation Costs
The proxies being solicited under this proxy statement are being solicited by the Board of Directors of the Company. All expenses of this solicitation will be borne by the Company.
Directors, officers and other employees of the Company may, but without compensation other than their regular compensation and reimbursement of reasonable out-of-pocket expenses, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokers, fiduciaries,

Proxy Statement	45

custodians and other nominees for their reasonable expenses in forwarding solicitation material to the beneficial owners of our Common Stock held in their names.
Stockholder Communications
Stockholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the chairs of any committee of the Board of Directors or any committee of the Board of Directors by writing them as follows:
[Name(s)/Title(s)]
c/o Corporate Secretary
DHI Group, Inc.
6465 Greenwood Plaza Blvd., Suite 400
Centennial, Colorado 80111

Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and will be handled in accordance with procedures established by the Audit Committee with respect to such matters.
Stockholder Proposals for Inclusion in 2022 Proxy Statement
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company’s Corporate Secretary at its principal executive office in a timely manner. In order to be included in the Company’s proxy statement for the 2022 Annual Meeting, stockholder proposals must be received by the Company in accordance with the timing and other requirements of Rule 14a-8. Therefore, in order to be included in the Company’s proxy statement for the 2022 Annual Meeting, stockholder proposals must be received at our principal executive offices no later than November 17, 2021.
Director Nominations and Other Stockholder Proposals for Presentation at the 2022 Annual Meeting
In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the date of the prior year’s annual meeting of stockholders and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2022 Annual Meeting, such a proposal must generally be received by the Company on or after November 17, 2021 but no later than December 17, 2021 subject to certain exceptions in the Company’s by-laws.
Any stockholder business may be excluded if the exclusion is permitted by the applicable regulations of the Commission. If a stockholder who has notified the Company of his, her or its intention to present a proposal at the annual meeting does not appear at such annual meeting, the Company need not present the proposal for a vote at such meeting.
The form of proxy and the proxy statement have been approved by the Board of Directors and are being mailed and delivered to the Company’s stockholders by its authority. This proxy statement is being mailed on or about March 17, 2021.

Art Zeile
President and Chief Executive Officer
March 17, 2021

Proxy Statement	46

Proxy Statement	47

DHI Group, Inc.

VOTE

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/DHX** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.investorvote.com/DHX

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2021 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A **Proposals — The Board of Directors recommend a vote FOR all the nominees for director listed under Proposal 1, FOR Proposal 2 and FOR Proposal 3.**

+

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Jim Friedlich	☐	☐	☐
02 - Elizabeth Salomon	☐	☐	☐
03 - Kathleen Swann	☐	☐	☐

Proposal	For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2021.	☐	☐	☐
3. Advisory vote with respect to the compensation of our named executive officers.	☐	☐	☐

B **Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.**

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1 U P X 5 0 0 4 9 3

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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03F4UA

Proxy Statement	48

The 2021 Annual Meeting of Shareholders of DHI Group, Inc. will be held on April 29, 2021 at 3:00 P.M. Mountain Time, virtually via the internet at www.meetingcenter.io/243092920.

To access the virtual meeting you must have the information printed in the shaded bar on the reverse side of this form. The password for the meeting is–DHX2021

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/DHX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

DHI Group, Inc.

Notice of 2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 29, 2021

Brian Campbell, Kevin Bostick, Rachel Ceccarelli, and Jack Connolly or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of DHI Group, Inc. to be held on April 29, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Proxy Statement	49